   As filed with the Securities and Exchange Commission on November 10, 1999
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                  ------------

                               FLIR SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

          Oregon                     3812                    93-0708501
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
     Incorporation or        Classification Code
      Organization)                Number)

                             16505 S.W. 72nd Avenue
                             Portland, Oregon 97224
                                 (503) 684-3731
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  ------------

                            J. Kenneth Stringer III
                     President and Chief Executive Officer
                               FLIR Systems, Inc.
                             16505 S.W. 72nd Avenue
                             Portland, Oregon 97224
                                 (503) 684-3731
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                  ------------

                                   Copies to:
                           Gregory E. Struxness, Esq.
                                 Ater Wynne LLP
                         222 S.W. Columbia, Suite 1800
                               Portland, OR 97201
                                 (503) 226-1191

                                  ------------

         Approximate date of commencement of proposed sale to the public:

    As soon as practicable after the Registration Statement becomes effective.

                                  ------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                  Proposed           Proposed
                                  Amount      Maximum Offering       Maximum
  Title of Each Class of          to be            Price            Aggregate          Amount of
Securities to be Registered     Registered      Per Share(1)   Offering Price(1)(2) Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock, $.01 no
 par value(2)..........      2,107,552 shares      $14.75          $31,086,392           $8,643
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(c) under the Securities Act.
(2) Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the Common Stock.

                                  ------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. The + +securities being offered may not be sold until the Registration Statement +
+filed with the Securities and Exchange Commission is effective. This          +
+Prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is +
+prohibited.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1999.

                                2,107,552 Shares

                               FLIR SYSTEMS, INC.

                                  Common Stock
                          (Par Value $0.01 per Share)
                                  -----------

  The Selling Shareholders identified in this prospectus are offering 2,107,552 shares of FLIR Systems, Inc. Common Stock. FLIR's Common Stock is traded on the Nasdaq National Market under the symbol "FLIR." On November 9, 1999, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market was $14.31 per share. We will not receive any of the proceeds from the sale of shares by the Selling Shareholders, and we are not offering any shares for sale under this Prospectus. See "Plan of Distribution" for a description of sales or distributions of the shares by the Selling Shareholders.

                                  -----------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                  -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November   , 1999

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. References to "FLIR," "WE," "US" and "OUR" refer to FLIR Systems, Inc. and its subsidiaries.
                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   13
Price Range of Common Stock...............................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   25
Management................................................................   35
Compensation of Executive Officers........................................   39
Certain Transactions and Relationships....................................   42
Stock Owned by Management and Principal Shareholders......................   43
Selling Shareholders......................................................   45
Plan of Distribution......................................................   46
Shares Eligible for Future Sale...........................................   47
Description of Capital Stock..............................................   49
Legal Matters.............................................................   52
Experts...................................................................   52
Additional Information....................................................   52
Index to Consolidated Financial Statements................................  F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained in this Prospectus. This summary does not contain all of the information you should consider before purchasing stock in this offering. You should read the entire Prospectus, especially "Risk Factors" and the Financial Statements and Notes, before deciding to invest in our Common Stock.

                               FLIR Systems, Inc.

   We are a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of applications in the commercial and government markets. Our state-of-the-art products include handheld and ground based systems, as well as systems mounted on ships, helicopters and airplanes. Our thermal imaging systems use advanced technologies that detect infrared radiation, or heat, enabling the operator to measure minute temperature differences and to see objects in daylight or total darkness and through smoke, haze and most types of fog. Our broadcast camera systems consist of high performance TV cameras and are frequently mounted on helicopters. They are used by local television news stations that frequently use them to film and report on breaking news stories from the air. We have recently begun to develop and market products which use "uncooled" thermal imaging technology. This advanced technology allows us to build smaller, less expensive, more energy efficient products and is creating new markets and new product applications.

   Our business is organized around two principal markets, commercial and government. The commercial market includes:

   . condition monitoring (of equipment)

   . research and development

   . manufacturing process control

   . airborne observation and broadcast

   The government market includes:

   . search and rescue

   . federal drug interdiction, surveillance and reconnaissance

   . navigation safety

   . border and maritime patrol

   . environmental monitoring

   . ground based security

   Historically, the majority of our revenue has come from government sales. However, we have been shifting our product mix in favor of the commercial market, which now provides the majority of our revenues--66.3% last year.

   We believe we have one of the largest sales and marketing organizations in the industry. It effectively covers the world with a combination of direct sales, independent representatives and distributors, application engineers and service centers. In the commercial market our customers range from local television news stations to global corporations. In the government market our customers range from local police departments to military organizations.

   We intend to continue growing internally as well as through the acquisition of complementary businesses, product lines or technologies. Recent acquisitions include AGEMA Infrared Systems AB, a Swedish corporation, and certain of its affiliates, collectively AGEMA, in December 1997, and Inframetrics, Inc., a Delaware corporation, in March 1999. AGEMA was the world leader in the design, manufacture and marketing of handheld infrared cameras for detecting and measuring temperature differences for a wide variety of commercial and research applications. Inframetrics was one of the world's leading suppliers of commercial thermal imaging systems.

   We were incorporated in Oregon in 1978 and maintain our executive offices at 16505 S.W. 72nd Avenue, Portland, Oregon 97224. Our telephone number is 503-684-3731. AGEMA, ThermoVision and InfraCAM are registered trademarks, and we believe that all of our product names are trademarks, which belong to us. This Prospectus also includes names and marks of other companies.

                                  The Offering

Common Stock offered by the Selling Shareholders........... 2,107,552 shares
Common Stock outstanding after the Offering................ 14,256,996 shares(1)
Nasdaq National Market Symbol.............................. FLIR

--------
(1) Based upon shares outstanding on June 30, 1999. Excludes (i) 1,749,443 shares of Common Stock reserved for issuance upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $13.98, and (ii) 1,447,608 shares of Common Stock reserved for issuance upon exercise of options available for grant under our stock option plans as of June 30, 1999. See Notes 12 and 13 to the Consolidated Financial Statements.

                             Summary Financial Data

                                                                                         Six Months
                                                                                           Ended
                                         Year Ended December 31,                          June 30,
                          ----------------------------------------------------------  -----------------
                           1994     1995        1996        1997(1)         1998       1998    1999(2)
                          -------  -------  ------------  --------------------------  -------  --------
                            (unaudited)     (in thousands, except per share data)       (unaudited)
Statement of Operations
 Data:
Revenue:
 Commercial.............  $36,142  $40,262  $     54,447  $     86,656  $    138,397  $61,647  $ 56,288
 Government.............   42,356   40,397        57,338        58,278        70,225   27,854    20,352
                          -------  -------  ------------  ------------  ------------  -------  --------
   Total revenue........   78,498   80,659       111,785       144,934       208,622   89,501    76,640
Cost of goods sold......   41,068   40,233        57,864        86,835        95,329   41,801    50,056
                          -------  -------  ------------  ------------  ------------  -------  --------
   Gross profit.........   37,430   40,426        53,921        58,099       113,293   47,700    26,584
Operating expenses:
 Research and
  development...........   10,955   11,212        13,574        17,607        26,958   13,518    13,813
 Selling and other
  operating costs.......   18,298   23,008        29,989        41,225        58,933   27,487    28,294
 Combination costs......      --       --            --         36,450           --       --      6,110
                          -------  -------  ------------  ------------  ------------  -------  --------
   Total operating
    expenses............   29,253   34,220        43,563        95,282        85,891   41,005    48,217
Earnings (loss) from
 operations.............    8,177    6,206        10,358       (37,183)       27,402    6,695   (21,633)
Interest income.........      962      700         1,258           540           728      465        18
Interest expense and
 other..................   (1,393)  (2,402)       (1,470)       (4,093)       (5,199)  (2,673)   (2,265)
                          -------  -------  ------------  ------------  ------------  -------  --------
Earnings (loss) before
 income taxes...........    7,746    4,504        10,146       (40,736)       22,931    4,487   (23,880)
Income tax provision
 (benefit)..............    1,022      549         2,723       (11,548)        6,155    1,249    (7,642)
                          -------  -------  ------------  ------------  ------------  -------  --------
Net earnings (loss) from
 continuing operations..    6,724    3,955         7,423       (29,188)       16,776    3,238   (16,238)
Discontinued operations,
 net of taxes...........      --       --           (830)          --            --       --        --
                          -------  -------  ------------  ------------  ------------  -------  --------
Net earnings (loss).....  $ 6,724  $ 3,955  $      6,593  $    (29,188) $     16,776  $ 3,238  $(16,238)
                          =======  =======  ============  ============  ============  =======  ========
Net earnings (loss) per
 share:
 Basic..................  $  0.93  $  0.54  $       0.89  $      (3.69) $       1.29  $  0.27  $  (1.15)
                          =======  =======  ============  ============  ============  =======  ========
 Diluted................  $  0.89  $  0.52  $       0.86  $      (3.69) $       1.24  $  0.26  $  (1.15)
                          =======  =======  ============  ============  ============  =======  ========
Weighted average shares
 outstanding(3):
 Basic..................    7,226    7,323         7,438         7,920        12,983   11,964    14,163
                          =======  =======  ============  ============  ============  =======  ========
 Diluted................    7,513    7,600         7,701         7,920        13,510   12,567    14,163
                          =======  =======  ============  ============  ============  =======  ========

                                        December 31,
                         ------------------------------------------  June 30,
                          1994    1995     1996     1997     1998      1999
                         ------- ------- -------- -------- -------- -----------
                               (unaudited)         (in thousands)   (unaudited)
Balance Sheet Data:
Working capital......... $49,238 $50,829 $ 58,596 $ 50,774 $ 92,393  $ 51,406
Total assets............  69,055  82,202  104,860  185,278  235,989   230,298
Short-term debt.........     437   2,491    8,529   32,706   42,638    68,949
Long-term debt,
 excluding current
 portion................  13,516  13,482   24,106   20,634   19,296       798
Total shareholders'
 equity.................  42,754  47,150   49,456   75,955  125,982   110,226

--------
(1) In connection with the acquisition of AGEMA, which was effective on December 1, 1997, we recorded a one-time charge of $52.5 million. The charge consisted of $36.4 million of in-process research and development and merger-related costs, which were included as a separate line in operating expenses, and $16.1 million of inventories due to the creation of duplicative product lines, which are included in cost of goods sold. These charges and related reserves are more fully discussed in Note 16 to the Consolidated Financial Statements.
(2) In connection with the merger with Inframetrics, Inc., which was effective on March 30, 1999, we recorded a one time charge of $24.3 million in the quarter ended March 31, 1999. The charge consisted of $18.2 million of inventories due to the creation of duplicative product lines, which is included in cost of goods sold, and $6.1 million of transaction related costs, which are included in combination costs, a separate line in operating expenses. These charges and related reserves are more fully discussed in Note 17 to the Consolidated Financial Statements.
(3) See Note 1 of Notes to the Consolidated Financial Statements for an explanation of the determination of shares used in computing net earnings
    (loss) per share.

                                  RISK FACTORS

   This prospectus contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about our business, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "sees," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those discussed below and elsewhere in this prospectus. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date of this prospectus and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

   An investment in our Common Stock is risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing our Common Stock. In addition, you should know that the risks and uncertainties described below are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor, could become more significant.

   If we were unable to adequately respond to any of the listed risks, our business, financial condition and results of operations could be materially adversely affected. Additionally, we cannot be certain or give any assurances that any actions taken to lessen known risks and uncertainties will work. Our inability to respond to any of the risks could cause the market price of our Common Stock to decline, and you may lose all or part of your investment.

Financial Statement Issues

   FLIR's operating results fluctuate quarterly and by season. Our quarterly operating results have fluctuated widely in the past and we expect this to continue. Some of the reasons for the fluctuations include:

  . the timing of significant orders from and shipments to customers

  . a substantial portion of our sales are made in the last month of each quarter, with sales frequently concentrated in the last week or days of the quarter

  . the timing and market acceptance of our or competitors' new products or technological advances

  . the timing of the release of government appropriated funds for procurement of our products

  . our success in developing, introducing and shipping new products

  . the mix of distribution channels through which we sell products

  . changes in our or competitors' pricing policies

  . the timing and amount of any inventory write downs

  . our ability to obtain sufficient supplies of scarce components

  . foreign currency fluctuations

  . costs associated with the acquisition of other businesses, product lines or technologies

  . our ability to integrate acquired businesses, product lines or technologies

  . general economic conditions, both domestically and internationally

   Seasonal fluctuations in our operating results, particularly the increase in sales we generally experience every year in the fourth quarter, result from:

  . the seasonal pattern of contracting by the U.S. and certain foreign governments

  . the frequent requirement of international customers to take delivery of equipment prior to the end of December due to funding considerations

  . the tendency of commercial enterprises to fully utilize yearly capital budgets prior to expiration

   Due to the factors identified above and other factors, our quarterly operating results have in the past and may in the future fail to meet the expectations of public market analysts and investors. In fact, our revenue and net income for the first quarter of 1999 failed to meet the expectations of analysts as a result of a substantial decrease in orders from government customers and, to a lesser extent, disruptions in the sales channel for commercial customers resulting from the delay in obtaining Justice Department approval for the Inframetrics acquisition. In that and other cases, the market price of our Common Stock has been adversely affected and it is probable that other such events in the future would have a similar affect on the market price of our Common Stock. As a result of the fluctuations in our quarterly operating results, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

   Government and international sales result in high accounts receivable. We generally experience high levels of receivables due to long payment cycles for U.S. Government sales and sales to customers outside the United States ("International Revenue") as well as long payment terms for certain OEM and other customers. Additionally, because of the high unit prices of our products, amounts owed by specific customers may be substantial at any given time and if not paid could affect our liquidity. Our receivables levels relative to cash from operations may also result from time to time in liquidity deficiencies requiring more borrowing. Our accounts receivable at June 30, 1999 amounted to $68.7 million. We have established reserves for uncollectible accounts which management feels are adequate, but such reserves might not be enough. If such reserves are not enough, our business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Stock Ownership Issues

   Existing shareholder controls a significant percentage of outstanding stock. Spectra-Physics AB, the former parent company of AGEMA, and its affiliates, collectively referred to as Spectra, beneficially own approximately 29.0% of the outstanding shares of Common Stock. In February 1999, Thermo Instrument Systems Inc., a majority-owned, publicly traded subsidiary of Thermo Electron Corporation purchased 98% of the outstanding shares of Spectra. We are obligated to use reasonable best efforts to maintain two Spectra designees on our Board so long as Spectra owns more than 20% but less than 30% of our outstanding Common Stock. By virtue of its stock ownership position and Board representation, Thermo Electron, through its ultimate beneficial ownership of Spectra's shares of our Common Stock, will be able to significantly influence our direction and policies, the election of our Board of Directors and the outcome of any other matter requiring shareholder approval, including any merger, consolidation, sale of substantially all of our assets or other change of control transaction. See "Principal and Selling Shareholders."

   Future sales of FLIR Common Stock could depress our stock price. As of September 30, 1999, there were 14,347,766 shares of Common Stock outstanding, of which 2,107,552 shares are being offered hereby. In addition, Spectra has certain registration rights that allow it to require us to register for resale all or a portion of a total of 4,162,000 shares of Common Stock owned by them at any time. We originally reserved 4,269,400 shares of Common Stock for issuance pursuant to our stock option plans. Of this amount 1,573,723 shares were subject to outstanding options as of September 30, 1999. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales, whether through this offering or otherwise, could adversely affect the market price for our Common Stock. See "Shares Eligible for Future Sale."

   FLIR's stock price could fluctuate. The market price of our Common Stock has fluctuated in the past and is likely to fluctuate in the future. Factors that may cause price fluctuations include:

  . fluctuations in our quarterly operating results

  . new product announcements by us or our competitors

  . changes in product prices by us or our competitors

  . technological innovations

  . military or government budget developments in the United States and other countries

In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of technology companies have been particularly affected by events unrelated to the companies' operating performances. In the past, companies that have experienced stock price volatility have been the object of securities class action litigation. If we were subject to such litigation, it could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, financial condition and results of operations.

Market and Technology Issues

   The thermal imaging market is subject to rapid technological change. Since its inception, the thermal imaging market has experienced rapid technological change. Such change requires us to devote significant resources to incorporating new technology into our products while often maintaining existing products that use older technology. For example, the introduction of uncooled detector technology has led to the introduction of our AGEMA 570, ThermoVision and ThermoVision Sentry products which are smaller, lighter and solid state. However, we must continue to maintain some of our products that incorporate the older, cooled technology because that technology remains more appropriate for some of our customer's needs and requirements. Although we expect sales of our products utilizing cooled technology to continue generating a significant portion of our revenue, we must always be prepared to offer products that incorporate new technology. Delays in the introduction or shipment of new or enhanced products, our inability to timely develop and introduce such new products, the failure of such products to gain significant market acceptance, problems associated with new product transitions or the introduction or market acceptance of competing technology that renders our technology obsolete or less desirable would have a material adverse effect on our business, financial condition and results of operations.

   Competition in the market for thermal imaging equipment is significant. The rapid technological advances just discussed also result in increasing competition within our industry. The speed with which companies can identify new applications for thermal imaging, develop products to meet those needs and supply commercial quantities at low prices to the market are important competitive factors. Additionally, our products compete indirectly with numerous other products such as image intensifiers and low-light cameras for limited military and governmental funds. Finally, many of our competitors have greater financial, technical and marketing resources. All of these factors result in greater challenges from our existing competitors as well as increasing competition from new challengers and require us to continue investing in and focusing on research and development and new product innovation. No assurance can be given that we will be able to compete effectively in the future. See "Business--Competition."

   FLIR depends upon the successful development and acceptance of new products. Our future success depends on our ability to continue to improve our existing products and to develop new products using the latest technology that can satisfy customer requirements. For example, our near term success will depend on the continued acceptance of the AGEMA 570, sales of which are expected to generate a substantial amount of our annual revenue. We are also investing a significant amount of our financial resources in the enhancement of some of our existing products. We cannot be certain that we will successfully complete these enhancements within the necessary time period or that customers will accept our new products, or any future products. Any failure to complete the enhancement of these products or the failure of our current or future products to gain or maintain market acceptance could have a material adverse effect on our business, financial condition and results of operations. See "Business--Products."

   FLIR may be unable to adequately protect its proprietary technology. Our ability to compete successfully and achieve future revenue growth depends in part on our ability to protect our proprietary technology and operate without infringing the rights of others. To accomplish this, we rely on a combination of patent, trademark and trade secret laws, confidentiality agreements and contractual provisions to protect our proprietary rights. Although we currently hold United States patents covering certain aspects of our technologies, we cannot be certain that we will obtain additional patents or trademarks on our technology, products and trade names. Furthermore, we cannot be certain that our patents or trademarks will be sufficiently broad to protect our proprietary rights or will not be challenged or circumvented by competitors. Likewise, we cannot be certain that measures taken to protect our proprietary rights will adequately deter their misappropriation or disclosure. Any failure by us to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Moreover, because intellectual property does not necessarily represent a barrier to entry into the thermal imaging industry, there can be no assurance that we will be able to maintain our competitive advantage or that competitors will not develop capabilities equal or superior to ours. See "Business-- Proprietary Rights."

   FLIR's products may suffer from defects or errors. Our products use complex system designs and components that may contain errors or defects, particularly when new technology is incorporated into our products or new versions are released. While we have not yet had to recall a product, if any of our products are defective, we might be required to redesign or recall those products or pay damages. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, product defects could result in product liability. We maintain product liability insurance but cannot be certain that it is adequate or will remain available on acceptable terms.

Component Supply Issues

   FLIR depends on suppliers to provide crucial components for its products. We rely on a number of sole source and limited source suppliers to provide certain key components for our products. Accordingly, we could experience a scarcity in the supply of some of our components. In particular, we have a contract with Lockheed Martin Corporation IR Imaging Systems ("Lockheed Martin") for the supply of uncooled detectors for integration into our AGEMA 570 product line. Lockheed Martin is currently one of three large producers of specialized uncooled detectors. Subject to certain exceptions, the contract gives us the exclusive right to purchase uncooled detectors for use in the commercial market and a limited, nonexclusive right to purchase uncooled detectors for use in the government market. Under the contract, we have the corresponding obligation to purchase uncooled detectors solely from Lockheed Martin for commercial applications. Currently, the AGEMA 570, ThermoVision and ThermoVision Sentry are our only products that use the Lockheed Martin detectors. However, we intend to use uncooled detectors supplied by Lockheed Martin in other products, such as the AGEMA 1000.The contract provides for the monthly delivery of a fixed number of uncooled detectors, which may be increased or decreased by us within certain limits. Based on current and anticipated production levels and supply requirements, we expect that the contract will continue through 2001. However, we may not be able to successfully negotiate a new contract with Lockheed Martin or another company for uncooled detectors after the Lockheed Martin contract expires. Any failure by us to renew the contract or identify another source of uncooled detectors would have a material adverse effect on our business, financial condition and results of operations.

   Late deliveries or inadequate supplies of important components are possible. Based on past experience, we expect to occasionally receive late deliveries or to experience inadequate supplies of certain components. For example, if the components provided by Lockheed Martin or any other significant supplier were to become unavailable, our manufacturing operations would be disrupted. Unless we could identify and qualify acceptable replacement components or redesign our products with different components, we might not be able to obtain necessary components at an acceptable price. Any extended interruption in the supply of sole or limited source components would have a material adverse effect on our business, financial condition and results of operations.

Management and Employee Issues

   FLIR depends on key senior management and on qualified technical and sales personnel. Our future success depends on the efforts and continued services of our key executives and our ability to attract and retain qualified technical and sales personnel. Significant competition exists for such personnel and we cannot assure the retention of our key technical and sales personnel or our ability to attract, assimilate and retain other highly qualified technical and sales personnel as may be required in the future. We also cannot assure that employees will not leave and subsequently compete against us. We do not maintain key person life insurance. If we are unable to attract and retain key personnel, our business, financial condition and results of operations could be adversely affected. See "Management."

   Rapid growth strains FLIR's resources. We expect our rapid growth to continue causing significant strain on our managerial, operational and financial resources. We have grown from 313 employees in 1993 to over 800 current employees and expect to continue hiring. Our future success will depend upon our ability to manage, train and expand our employee base. In order to do this, we must continue implementing and improving our operational, administrative and financial systems and controls. No assurance can be given that these factors will not have a material adverse effect on our future sales and operations and, consequently, on our business, financial condition and results of operations.

   FLIR may experience difficulties in managing recent or future acquisitions. We may experience difficulties in assimilating the personnel, operations, products and technology acquired in the AGEMA acquisition in 1997, the Inframetrics acquisition in 1999 and any future acquisitions. Additionally, we could lose the key personnel from any of the companies that we acquire. Any of these difficulties could disrupt our ongoing business, delay the release of our financial results, distract our management and employees and increase our expenses. Furthermore, we might have to incur additional debt or issue additional equity securities to pay for any future acquisitions. The issuance of any additional equity securities could dilute our existing shareholder's ownership. No assurance can be given that we will realize the anticipated benefits of any acquisition or that such acquisition will not have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Customer Issues

   A reduction in government purchasing could significantly decrease revenue. A substantial portion of our revenue is derived from sales to U.S. Government agencies and our business will continue to be substantially dependent upon such purchases. Accordingly, our revenue could be adversely impacted by governmental spending cuts, general budgetary constraints, and complex and competitive governmental procurement processes. Additionally, even though most of our government sales are not made for defense applications, a significant reduction in purchases of thermal imaging systems for defense applications could result in certain of our competitors committing more attention and resources to non-defense applications, thereby exposing us to greater competitive pressures in our primary markets. No sales to a single agency of the U.S. Government accounted for more than 10% of our revenue last year, but aggregate sales to U.S. Government agencies did account for 17.5% of our revenue. A significant decline in our sales to U.S. or foreign governments for any reason would have a material adverse effect on our business, financial condition and results of operations.

   The loss of a major customer would cut revenues. Excluding our combined sales to U.S. Government agencies, we do not typically have continuing customers whose purchases total more than 10% of our annual revenue. However, from time to time we do have purchase commitments from individual customers that would be greater than 10% of our annual revenue if completed within that year. The loss of such a customer could have a material adverse effect on our business, financial condition and results of operations.

International Sales Issues

   FLIR faces risks from international sales and currency fluctuations. We market and sell our products worldwide and anticipate that international sales will continue to account for a significant portion of our revenue. Our international sales are subject to a number of risks, including:

  . the imposition of governmental controls

  . export license requirements

  . restrictions on the export of critical technology

  . political and economic instability

  . trade restrictions

  . labor union activities

  . changes in tariffs and taxes

  . difficulties in staffing and managing international operations

  . general economic conditions

Historically, currency fluctuations have had little impact on our revenue recognition. However, since we seek to reduce our exposure to currency fluctuations by denominating the majority of our international sales in U.S. dollars, a decrease in the value of foreign currencies relative to the U.S. dollar could make our products less price-competitive. No assurance can be given that these factors will not have a material adverse effect on our future international sales and operations and, consequently, on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

   Remediation of problems related to the European monetary conversion may involve significant time and expense and may reduce our future sales. We are aware of the issues associated with the forthcoming changes in Europe aimed at forming a European economic and monetary union. One of the changes resulting from this union required member countries to irrevocably fix their respective currencies to a new currency, the Euro, on January 1, 1999, at which date the Euro became a functional legal currency of these countries. During the next three years, business in member countries will be conducted in both the existing national currency, such as the Deutsche Mark, and the Euro. As a result, companies operating in or conducting business in member countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handing these currencies, including the Euro.

   Because of the extensive European operations of our AGEMA subsidiary, the Euro conversion might significantly impact our operations. We are currently assessing the impact the conversion to the Euro will have on both our internal systems and the products we sell. We will take appropriate corrective actions based on the results of our assessment. We have not yet determined the cost related to addressing this issue.

Miscellaneous Issues

   FLIR's Articles, Bylaws and Shareholder Rights Plan as well as Oregon law contain provisions that could discourage a takeover. Provisions of our Second Restated Articles of Incorporation, First Restated Bylaws, Oregon law and our Shareholder Rights Plan could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. See "Description of Capital Stock."

   Year 2000 remediation may involve significant time and expense and could reduce future sales. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st Century dates from 20th Century dates. As a result, computer systems and software used by many companies, including our customers and suppliers, may need to be upgraded to comply with such "Year 2000" requirements. We are taking steps to confirm that our products, computer systems and software and those of our suppliers are Year 2000 compliant and to determine whether the failure of such compliance would have a material adverse effect on our business, financial condition and results of operations. Furthermore, we believe that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in a reduction in funds available to purchase our products and services, which could result in a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

                                USE OF PROCEEDS

   We will not receive any proceeds from the sales or distribution of Common Stock by the Selling Shareholders pursuant to this prospectus.

                          PRICE RANGE OF COMMON STOCK

   The following table sets forth, for the periods indicated, the range of high and low sale price per share of the Common Stock as reported by the Nasdaq National Market.

                                                                    High   Low
                                                                   ------ ------
Year Ended December 31, 1997
  First Quarter................................................... $17.75 $13.25
  Second Quarter..................................................  17.75  14.75
  Third Quarter...................................................  22.00  15.75
  Fourth Quarter..................................................  22.00  17.50
Year Ended December 31, 1998
  First Quarter...................................................  20.63  16.75
  Second Quarter..................................................  21.63  17.25
  Third Quarter...................................................  18.13  10.50
  Fourth Quarter..................................................  23.75  10.50
Year Ending December 31, 1999
  First Quarter...................................................  23.53  17.13
  Second Quarter .................................................  18.81  11.75
  Third Quarter...................................................  18.00  12.63
  Fourth Quarter (through November 9, 1999).......................  16.00  11.00

   On November 9, 1999, the reported last sale price of the Common Stock on the Nasdaq National Market was $14.31 per share. As of September 30, 1999, there were approximately 400 holders of record of the Common Stock and 14,347,766 shares then outstanding.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings to fund the operation and expansion of our business. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our actual short-term debt and capitalization at June 30, 1999. You should read this table in conjunction with the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                                                                 June 30, 1999
                                                                 --------------
                                                                 (in thousands)
Short-term debt.................................................    $ 68,949
                                                                    ========
Long-term debt..................................................         798
                                                                    --------
Shareholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized,
 no shares issued...............................................         --
Common Stock, $.01 par value, 30,000,000 shares authorized,
 14,256,996 shares issued and outstanding(1)....................         142
Additional paid-in capital......................................     142,388
Accumulated deficit.............................................     (30,493)
Accumulated other comprehensive loss............................      (1,811)
                                                                    --------
Total shareholders' equity......................................     110,226
                                                                    --------
Total capitalization............................................    $111,024
                                                                    ========

--------
(1) Based upon shares outstanding on June 30, 1999. Excludes (i) 1,749,443 shares of Common Stock issuable upon exercise of outstanding options as of June 30, 1999 at a weighted average exercise price of $13.98, and (ii) 1,447,608 shares of Common Stock reserved for issuance upon exercise of options available for grant under our stock option plans as of June 30, 1999. See Notes 12 and 13 to the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers, LLP independent accountants, except as they relate to Inframetrics, Inc., which financial statements were audited by Ernst & Young LLP, independent accountants. Such Consolidated Financial Statements are included elsewhere in this Prospectus. The consolidated statement of operations data for years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our unaudited consolidated financial statements which are not included in this Prospectus. The balance sheet data as of June 30, 1999 and the statement of operations data for the six months ended June 30, 1998 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of future results.

   When reviewing the selected consolidated financial data set forth below, it is important that you also read the Consolidated Financial Statements and the related Notes included in this Prospectus, as well as the next section of the Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                         Six Months
                                                                                           Ended
                                         Year Ended December 31,                          June 30,
                          ----------------------------------------------------------  -----------------
                           1994     1995        1996        1997(1)         1998       1998    1999(2)
                          -------  -------  ------------  --------------------------  -------  --------
                            (unaudited)     (in thousands, except per share data)       (unaudited)
Statement of Operations
 Data:
Revenue:
 Commercial.............  $36,142  $40,262  $     54,447  $     86,656  $    138,397  $61,647  $ 56,288
 Government.............   42,356   40,397        57,338        58,278        70,225   27,854    20,352
                          -------  -------  ------------  ------------  ------------  -------  --------
   Total revenue........   78,498   80,659       111,785       144,934       208,622   89,501    76,640
Cost of goods sold......   41,068   40,233        57,864        86,835        95,329   41,801    50,056
                          -------  -------  ------------  ------------  ------------  -------  --------
   Gross profit.........   37,430   40,426        53,921        58,099       113,293   47,700    26,584
Operating expenses:
 Research and
  development...........   10,955   11,212        13,574        17,607        26,958   13,518    13,813
 Selling and other
  operating costs.......   18,298   23,008        29,989        41,225        58,933   27,487    28,294
 Combination costs......      --       --            --         36,450           --       --      6,110
                          -------  -------  ------------  ------------  ------------  -------  --------
   Total operating
    expenses............   29,253   34,220        43,563        95,282        85,891   41,005    48,217
Earnings (loss) from
 operations.............    8,177    6,206        10,358       (37,183)       27,402    6,695   (21,633)
Interest income.........      962      700         1,258           540           728      465        18
Interest expense and
 other..................   (1,393)  (2,402)       (1,470)       (4,093)       (5,199)  (2,673)   (2,265)
                          -------  -------  ------------  ------------  ------------  -------  --------
Earnings (loss) before
 income taxes...........    7,746    4,504        10,146       (40,736)       22,931    4,487   (23,880)
Income tax provision
 (benefit)..............    1,022      549         2,723       (11,548)        6,155    1,249    (7,642)
                          -------  -------  ------------  ------------  ------------  -------  --------
Net earnings (loss) from
 continuing operations..    6,724    3,955         7,423       (29,188)       16,776    3,238   (16,238)
Discontinued operations,
 net of taxes...........      --       --           (830)          --            --       --        --
                          -------  -------  ------------  ------------  ------------  -------  --------
Net earnings (loss).....  $ 6,724  $ 3,955  $      6,593  $    (29,188) $     16,776  $ 3,238  $(16,238)
                          =======  =======  ============  ============  ============  =======  ========
Net earnings (loss) per
 share:
 Basic..................  $  0.93  $  0.54  $       0.89  $      (3.69) $       1.29  $  0.27  $  (1.15)
                          =======  =======  ============  ============  ============  =======  ========
 Diluted................  $  0.89  $  0.52  $       0.86  $      (3.69) $       1.24  $  0.26  $  (1.15)
                          =======  =======  ============  ============  ============  =======  ========
Weighted average shares
 outstanding(3):
 Basic..................    7,226    7,323         7,438         7,920        12,983   11,964    14,163
                          =======  =======  ============  ============  ============  =======  ========
 Diluted................    7,513    7,600         7,701         7,920        13,510   12,567    14,163
                          =======  =======  ============  ============  ============  =======  ========

                                          December 31,
                         ----------------------------------------------  June 30,
                          1994      1995       1996     1997     1998      1999
                         ------- ----------- -------- -------- -------- -----------
                                 (unaudited)  (in thousands)            (unaudited)
Balance Sheet Data:
Working capital......... $49,238   $50,829   $ 58,596 $ 50,774 $ 92,393  $ 51,406
Total assets............  69,055    82,202    104,860  185,278  235,989   230,298
Short-term debt.........     437     2,491      8,529   32,706   42,638    68,949
Long-term debt,
 excluding current
 portion................  13,516    13,482     24,106   20,634   19,296       798
Total shareholders'
 equity.................  42,754    47,150     49,456   75,955  125,982   110,226

--------
(1) In connection with the acquisition of AGEMA, which was effective on December 1, 1997, we recorded a one-time charge of $52.5 million. The charge consisted of $36.4 million of in-process research and development and merger-related costs, which were included as a separate line in operating expenses, and $16.1 million of inventories due to the creation of duplicative product lines, which are included in cost of goods sold. These charges and related reserves are more fully discussed in Note 16 to the Consolidated Financial Statements.

(2) In connection with the merger with Inframetrics, Inc., which was effective March 30, 1999, we recorded a one-time charge of $24.3 million in the quarter ended March 31, 1999. The charge consisted of $18.2 million of inventories due to the creation of duplicative product lines, which is included in cost of goods sold, and $6.1 of transaction related costs, which are included in combination costs, a separate line in operating expenses. These charges and related reserves are more fully discussed in
    Note 17 to the Consolidated Financial Statements.

(3) See Note 1 to the Consolidated Financial Statements for an explanation of the determination of shares used in computing net earnings (loss) per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Except for historical information, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties. Whenever possible, we use terms such as "expects," "anticipates," "intends,""plans," "believes," "sees," "estimates" and variations of such words and similar expressions to identify forward-looking statements. Our actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

Overview

   FLIR was founded in 1978 and has become a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of commercial and government applications.

   Our business is organized around two principal markets, commercial and government. Historically, a majority of our revenue was derived from government sales. However, we have shifted our product mix in favor of commercial applications, which accounted for 66.3% and 59.8%, respectively, of our revenue for the years ended December 31, 1998 and 1997. We continue to enhance our state-of-the-art products within existing commercial and government markets, as well as develop products for new market applications that use advanced thermal imaging technology such as new "uncooled" detector technology that operates at room temperature, allowing for systems that are cheaper, smaller, lighter, and more energy efficient. Additionally, we have developed higher-margin image analysis software tools that enhance the capability and customization of our products. As hardware prices decline, the sophistication of image analysis software and the incremental functionality provided by such analysis tools are expected to become a more critical component of our products.

   On March 30, 1999, we completed our merger with Inframetrics, Inc., a privately held thermal imaging company headquartered in Billerica, Massachusetts, by issuing approximately 2.3 million shares of our Common Stock (including approximately 192,000 shares reserved for issuance upon the exercise of outstanding options assumed by us in the merger) in exchange for all the outstanding stock of Inframetrics. This merger increases our worldwide commercial thermal imaging market share, enables us to expand our product development efforts through the elimination of duplicative research and development programs, creates an extensive sales and marketing organization and allows us to more efficiently focus our manufacturing efforts. Inframetrics, with 1998 sales of $54.7 million, is one of the major suppliers of commercial thermal imaging systems in the world.

   As a result of the merger with Inframetrics which was accounted for as a pooling of interests (see Note 17 to the Consolidated Financial Statements), the Consolidated Financial Statements and all amounts included in this Management's Discussion and Analysis of Financial Condition and Results of Operations for all periods presented have been restated to reflect the combined operations and financial position for all such periods. Such restatements had no effect on previously reported separate results of operations or shareholders' equity.

   In connection with the merger with Inframetrics, we recorded a one-time charge of $24.3 million in the quarter ended March 31, 1999. The charge consisted of $18.2 million of inventories due to the creation of duplicative product lines, which is included in cost of goods sold, and $6.1 of transaction related costs, which are included in combination costs, a separate line in operating expenses. These charges and related reserves are more fully discussed in Note 17 to the Consolidated Financial Statements.

   Effective December 1, 1997, we acquired AGEMA, headquartered in Stockholm, Sweden. AGEMA was the world leader in the design, manufacture and marketing of handheld infrared cameras for detecting and measuring temperature differences for a wide variety of commercial and research applications. AGEMA reported revenue of $52.4 million for the year ended December 31, 1997. However, because the acquisition was accounted for as a purchase, our Consolidated Statement of Operations for the year ended December 31, 1997 includes AGEMA's results only for the month of December 1997.

   The acquisition of AGEMA was accomplished through the issuance of 4,162,000 shares of Common Stock, valued at $54.1 million, to Spectra-Physics AB, AGEMA's parent company, in exchange for all the outstanding shares of AGEMA stock. In connection with the acquisition we recorded a one-time charge of $52.5 million in the quarter ended December 31, 1997. The charge consisted of $36.4 million of in-process research and development and acquisition-related costs, which were included as a separate line item in operating expenses, and $16.1 million of inventories due to the creation of duplicative product lines, which were included in cost of goods sold. In addition, we are amortizing a total of approximately $20.6 million in intangible assets over periods ranging from 15 to 17 years. We have divided production responsibilities between our primary facilities, with handheld and ground-based products manufactured in Stockholm and government and airborne observation and broadcast products manufactured in Portland.

   International Revenue accounted for approximately 22.5%, 39.6% and 47.8% of our revenue in 1996, 1997 and 1998, respectively. We anticipate that international sales will continue to account for a significant portion of revenue. With the acquisition of AGEMA contributing a significant volume of sales denominated in foreign currencies, we have increased exposure to foreign exchange fluctuations and changing dynamics of foreign competitiveness based on variations in the value of the U.S. dollar relative to other currencies.

Results of Operations

   The following table sets forth for the indicated periods certain items as a percentage of revenue:

                                       Year Ended         Six Months Ended
                                      December 31,            June 30,
                                   ---------------------  -------------------
                                   1996   1997(1)  1998    1998      1999(2)
                                   -----  -------  -----  --------  ---------
Revenue:
 Commercial.......................  48.7%   59.8%   66.3%     68.9%      73.4 %
 Government.......................  51.3    40.2    33.7      31.1       26.6
                                   -----   -----   -----  --------   --------
   Total Revenue.................. 100.0   100.0   100.0     100.0      100.0
 Costs of goods sold..............  51.8    59.9    45.7      46.7       65.3
                                   -----   -----   -----  --------   --------
   Gross profit...................  48.2    40.1    54.3      53.3       34.7
Operating expenses:
 Research and development.........  12.1    12.1    12.9      15.1       18.0
 Selling and other operating
  costs...........................  26.8    28.5    28.3      30.7       36.9
 Combination costs................   --     25.2     --        0.0        8.0
                                   -----   -----   -----  --------   --------
   Total operating expenses.......  38.9    65.8    41.2      45.8       62.9
   Earnings (loss) from
    operations....................   9.3   (25.7)   13.1       7.5      (28.2)
Interest income...................   1.1     0.4     0.3       0.5        0.0
Interest expense and other........  (1.3)   (2.8)   (2.4)     (3.0)      (3.0)
                                   -----   -----   -----  --------   --------
Earnings (loss) before income
 taxes............................   9.1   (28.1)   11.0       5.0      (31.2)
Income tax provision (benefit)....   2.5    (8.0)    3.0       1.4      (10.0)
                                   -----   -----   -----  --------   --------
Net earnings (loss) from
 continuing operations............   6.6   (20.1)    8.0       3.6      (21.2)
Discontinued operations, net of
 taxes............................  (0.7)    --      --        0.0        0.0
                                   -----   -----   -----  --------   --------
Net earnings (loss)...............   5.9%  (20.1)%   8.0%      3.6%     (21.2)%
                                   =====   =====   =====  ========   ========

--------
(1) Excluding the one-time charge of $52.5 million in connection with the acquisition of AGEMA, cost of goods sold, gross profit, earnings (loss) from operations and net earnings (loss) in 1997 would have been 48.8%, 51.2%, 10.6% and 5.7%, respectively.

(2) Excluding the one-time charge of $24.3 million in connection with the acquisition of Inframetrics, cost of goods sold, gross profit, earnings from operations and net earnings for the six months ended June 30, 1999 would have been 41.6%, 58.4%, 3.4% and 0.3%, respectively.

Recent Developments

   On June 1, 1999 we announced that we had accelerated our planned cost reduction program associated with the integration of Inframetrics. We estimated that this program, which included a reduction in the Company's global work force from a peak of approximately 900 people worldwide to approximately
800 people, together with the elimination of duplicative overhead expense, the consolidation of research and development and sales and marketing functions, and other expense control measures, should reduce costs by approximately $10 million annually beginning in the third quarter of 1999. We recorded expenses related to the termination costs in the quarter ended June 30, 1999. Such termination costs approximated $370,000.

Six Months Ended June 30, 1999 and 1998

   Revenue. Revenue for the six months ended June 30, 1999 decreased 14.4%, from $89.5 million in the first half of 1998 to $76.6 million in the first half of 1999. Commercial revenue for the six months ended June 30, 1999 decreased 8.7% from $61.6 million in the first half of 1998 to $56.3 million in first half of 1999. The decrease in commercial revenue was primarily due to disruptions encountered in the distribution channel as a result of the four month delay in consummating the merger with Inframetrics caused by the delayed approval of the transaction from the Department of Justice. This delay created uncertainty in the Company's customer base and management believes that many orders that would have been placed in the first six months of 1999 were delayed until the merger was completed and the surviving product lines were identified. Revenues from the sale of systems to government customers for the six months ended June 30, 1999 totaled $20.4 million, a decrease of 27% from the $27.9 million in revenue generated in the first half of 1998. The significant decline in government revenue was primarily due to issues encountered primarily in the first quarter and the early portion of the second quarter by agencies of the U.S. Government and other NATO countries in obtaining release of 1999 procurement funds due to the funding uncertainties caused by the NATO campaign in Kosovo, and the continued depressed economic conditions in several international markets.

   The Company's commercial products continued to account for the majority of the Company's total revenue. As a percentage of total revenue, commercial revenue for the six months ended June 30, 1999, increased to 73.4% of total revenue, as compared to 68.9% for the first six months of 1998.

   For the first half of 1999, revenue from sales outside the United States constituted 45.4% of total revenue, as compared to 38% for the first half of 1998. While the percentage of revenue from international sales will continue to fluctuate from quarter to quarter due to the timing of shipments under international and domestic government contracts, management anticipates that revenue from international sales as a percentage of total revenue will continue to comprise a significant percentage of revenue.

   Gross profit. As a percentage of revenue, gross profit decreased from 53.3% to 34.7% for the six month periods ended June 30, 1998 and 1999, respectively. The primary reason for this significant decline was the inclusion in cost of goods sold for the six month period ended June 30, 1999 of a one-time charge of $18.2 million related to duplicate inventories and products which were determined to have reached the end of life, both created by overlapping product lines as a result of the merger with Inframetrics. Without this charge, gross profit as a percentage of revenue would have increased from 53.3% to 58.4% for the six months ended June 30, 1998 and 1999, respectively. This increase in gross profit as a percentage of revenue was principally attributable to the higher proportion of total revenue derived from the sale of commercial products which, as a result of the favorable cost structure of the uncooled commercial products, now generally exceed those margins experienced from the sale of cooled imaging products and imaging systems to the government market. The increase in gross profit as a percentage of revenue was mitigated in part by an increase in shipments to instrumentalities of the U.S. Government which typically have lower margins than those of other customers in the government market and aggregated $9.5 million in the first half of 1999 compared to $8.0 million in the first half of 1998.

   Research and development. Research and development expense increased 2.2% for the six months ended June 30, 1999, from $13.5 million in the first half of 1998 to $13.8 million in the first half of 1999. As a percentage of revenue, research and development expense increased from 15.1% to 18.0% for the six months ended June 30, 1998 and 1999, respectively. In absolute dollar terms, the increase in research and development expense was primarily due to engineering efforts related to the introduction of new products including the FireFLIR, UltraMedia LE and UltraMedia III, as well as on-going new product development and existing product enhancements. This increase was mitigated by increased cost control efforts and efficiencies realized as a result of the Inframetrics transaction. The overall level of research and development expense reflects the continued emphasis on product development and new product introductions. Due to the timing of revenue during the year, research and development expense as a percentage of revenue is typically higher in the first half of the year than on a full year basis.

   Selling and other operating costs. Selling and other operating costs increased 2.9% for the six months ended June 30, 1999, from $27.5 million in the first half of 1998 to $28.3 million in the first half of 1999. As a percentage of revenue, selling and other operating costs increased from 30.7% to 36.9% for the six months ended June 30, 1998 and 1999, respectively. The increase in absolute dollar terms was due to the costs related to increased personnel as part of the continued shift from a primarily representative based sales force to a more direct sales force and increased personnel required for new markets, primarily the fire-fighting market. This increase was partially mitigated by management's cost control efforts. Selling and other operating costs are expected to continue to increase in absolute dollar terms, however, as a percentage of revenue they are expected to decline throughout 1999.

   Inframetrics Merger. Effective March 30, 1999, the Company completed its merger with Inframetrics, Inc., a privately held infrared imaging company headquartered in Billerica, Massachusetts, by issuing approximately 2.3 million shares of the Company's common stock (including approximately 192,000 shares reserved for exercise of outstanding options) for all the outstanding stock of Inframetrics. Additionally, the Company assumed and paid off approximately $24 million of Inframetrics, Inc.'s short- and long-term debt.

   In conjunction with the merger, during the quarter ended March 31, 1999, the Company recorded a one-time charge of $24.3 million. The charge consisted of $18.2 million of inventories due to the creation of duplicative product lines, which is included in cost of goods sold, and $6.1 of transaction related costs, which are included in combination costs, a separate line in operating expenses. These charges and related reserves are more fully discussed in Note 17 to the consolidated financial statements.

   Interest expense and other. Interest expense and other includes costs related to short-term and long-term debt, capital lease obligations, foreign currency transaction gains and losses and miscellaneous bank charges. The decrease from $2.7 million in the first half of 1998 to $2.3 in the first half of 1999 was primarily due to lower interest rates and favorable exchange gains.

   Income taxes. The provision for income taxes for the six months ended June 30, 1999 resulted in an effective tax rate of 32.0% compared to 27.8% for the six months ended June 30, 1998. The increase in the effective tax rate was primarily due to limitations on the timing and recognition of the Company's net operating loss carryforwards and tax credits. The effective tax rate remained substantially below statutory rates due to utilization of net operating loss carryforwards, various tax credits, and benefits from the favorable tax treatment of international revenue.

Years ended December 31, 1998, 1997 and 1996

   Revenue. Revenue increased 43.9%, from $144.9 million in 1997 to $208.6 million in 1998. Commercial revenue increased 59.7%, from $86.7 million in 1997 to $138.4 million in 1998. This improvement was principally attributable to the inclusion of a full year of AGEMA's operations in 1998 compared to only one month in 1997; increased deliveries of our handheld products, particularly the AGEMA 570 with revenue aggregating $31.1 million compared to $6.3 million in 1997; and continued strong demand for the full line of broadcast camera systems including the UltraMedia and the UltraMedia RS. Revenue from the sale of systems to the government market increased 20.5%, from $58.3 million in 1997 to $70.2 million in 1998. This increase was primarily attributable to continued robust sales of the SAFIRE thermal imaging system, inclusion of revenue from the sales of the Star SAFIRE, which was introduced in 1998, increased deliveries to international customers, which typically have higher sales prices than domestic orders, and increased sales of our ground-based surveillance products, including the ThermoVision Sentry and the MilCam.

   Revenue increased 29.7%, from $111.8 million in 1996 to $144.9 million in 1997. Commercial revenue increased 59.2%, from $54.4 million in 1996 to $86.7 million in 1997. This improvement was principally attributable to increased sales of the UltraMedia (our airborne camera system for the airborne observation and broadcast market segment, which aggregated $12.2 million in 1997 compared to $6.3 million in 1996), further production and deliveries of our handheld imaging systems (which aggregated $47.6 million in 1997 compared to $31.9 million in 1996), higher international sales and the one month contribution from AGEMA's operations (which aggregated $9.4 million). Revenue in 1997 from the sale of systems to the government market increased 1.6%, from $57.3 million in 1996 to $58.3 million in 1997. This increase was primarily due to increased sales of the SAFIRE thermal imaging system, principally to the U.S. Marine Corps and the U.S. Air Force.

   We have continued to benefit from our significant investment in developing a worldwide sales and distribution channel. The majority of our revenue outside the United States is derived from Europe, Japan and South America. International revenue increased from $57.3 million in 1997 to $99.8 million in 1998 and accounted for approximately 47.8% of our revenue in 1998, an increase from the 39.6% experienced in 1997 and the 22.5% experienced in 1996. The increase in absolute dollars and as a percentage of revenue in 1998 was primarily due to increased shipments to international government customers and increased commercial international sales as a result of the inclusion of a full year of AGEMA revenue in 1998 which was primarily international.

   Gross profit. As a percentage of revenue, gross profit increased from 40.1% in 1997 to 54.3% in 1998, primarily due to the $16.1 million write-off of duplicative inventories related to the AGEMA acquisition which were included in cost of goods sold in 1997. Exclusive of this write-off, gross margin increased from 51.2% for 1997 to 54.3% in 1998. The gross margin increase was primarily due to an increase in higher margin international sales and a higher proportion of total revenue derived from the sale of commercial products which, as a result of the favorable cost structure of the uncooled products, now generally exceed those margins experienced from the sale of imaging systems to the government market. This increase was mitigated, in part, by an increase in sales to the U.S. government, which aggregated $36.5 million in 1998 compared to $27.1 million in 1997 and which typically have lower margins than other sales to the government market. Gross profit, exclusive of the AGEMA-related write-off in 1997, increased as a percentage of revenue from 48.2% in 1996 to 51.2% in 1997.

   Research and development. Research and development expense increased 53.1%, from $17.6 million in 1997 to $26.9 million in 1998, and increased 29.7%, from $13.6 million in 1996 to $17.6 million in 1997. As a percentage of revenue, research and development expense increased from 12.1% in 1997 to 12.9% in 1998 and remained consistent at 12.1% in 1996 and 1997. The increase in research and development expense, in absolute dollar terms, was attributable to the inclusion of a full year of AGEMA's operations in 1998 compared to only one month in 1997 and increased research and development activities related to the introduction of the Star SAFIRE, UltraMedia LE and FireFLIR, as well as to ongoing product enhancements.

   Selling and other operating costs. Selling and other operating costs increased 42.9%, from $41.2 million in 1997 to $58.9 million in 1998, and increased 37.5%, from $29.9 million in 1996 to $41.2 million in 1997. Selling and other operating costs as a percentage of revenue decreased slightly from 28.5% in 1997 to 28.3% in 1998, and increased from 26.8% in 1996 to 28.5% in
1997. This increase, in absolute dollar terms, was primarily due to the inclusion of a full year of AGEMA's operations in 1998 compared to only one month in

1997, costs associated with increased revenue, particularly the increase in international sales, expenses related to the expanded operations of our international operations and to increased personnel. Further, we have continued to expand and strengthen the direct sales and marketing staff.

   Interest expense and other. Interest expense and other includes costs related to short-term and long-term debt, capital lease obligations, miscellaneous bank charges and expenses and foreign currency transaction gains and losses. The increase from $4.1 million in 1997 to $5.2 million in 1998 and from $1.5 million in 1996 to $4.1 million in 1997 was primarily due to increased short-term debt as a result of increased working capital needs during each year.

   Income taxes. Our effective income tax rates for 1998, 1997 and 1996 were 26.8%, 28.3% and 26.8%, respectively. The effective tax rates were substantially below the statutory rate, as a result of our ability to realize the benefits of a portion of our net operating loss carryforwards and existing tax credits. Additionally, we recognized a net deferred tax benefit of $14.4 million and $569,000 in 1997 and 1996, respectively, under the recognition criteria of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The $14.4 million deferred tax benefit recognized in 1997 relates primarily to the $52.5 million write-off in conjunction with the AGEMA acquisition. The current portion of income tax expense consists of state, federal and foreign income taxes, as the utilization of net operating loss carryforwards and existing tax credits was limited.

   At December 31, 1998, we had net operating loss carryforwards aggregating $3.8 million, which expire in the years 2005 through 2010. Utilization of our acquired net operating loss carryforwards related to the Company's subsidiary, FSI Automation, is limited to future earnings of FSI Automation and further limited to approximately $350,000 per year. Additionally, we have various tax credits available aggregating $2.7 million which expire in the years 2007 through 2013. Finally, we have a $11.8 million deferred tax asset related to acquired in-process research and development. The realization of this deferred tax asset is dependent upon the ability of our foreign subsidiaries to remit earnings to us and is further limited to realization over a 15-year period.

Liquidity and Capital Resources

   At June 30, 1999, the Company had short term borrowings net of cash on hand of $62.7 million compared to $60.9 million at March 31, 1999 and compared to $35.2 million at December 31, 1998. The increase in short-term borrowings during the six months ended June 30, 1999, was principally caused by the repayment of Inframetrics' existing long-term debt which aggregated $18.3 million at December 31, 1998 and continued high levels of inventories.

   At June 30, 1999, the Company had inventories on hand of $76.2 million compared to $70.3 million at December 31, 1998. The primary reason for the increase is the build-up of component inventory in anticipation of shipments to government customers during the last six months of 1999 and build-up of component inventory for FireFLIR systems in anticipation of deliveries of this new product.

   At June 30, 1999, the Company had accounts receivable in the amount of $68.7 million compared to $91.2 million at December 31, 1998. The decrease in the level of accounts receivable was primarily due to decreased shipments during the first six months of 1999 compared to the first six months of 1998. Also contributing to the decrease was the greater percentage of total receivables that represent sales to commercial customers which typically have a shorter collection cycle than sales to government customers. Days sales outstanding decreased from 213 at March 31, 1999 to 150 at June 30, 1999.

   The Company's investing activities have consisted primarily of expenditures for fixed assets, which totaled $4.7 million and $6.8 million for the six months ended June 30, 1999 and 1998, respectively. The Company has budgeted for approximately $7.0 million related to the replacement of the Company's Enterprise Resource Planning (ERP) system to address Year 2000 and other issues and has expended approximately $5.5 million to date.

   The Company has available a $70.0 million line of credit which bears interest at LIBOR plus 1.5% (6.7% at June 30, 1999) secured by all the Company's assets. Additionally, the Company, through one of its subsidiaries, has a 40,000,000 Swedish Krone (approximately $4.9 million) line of credit at 4.7% at June 30, 1999. At June 30, 1999, the Company had $68.2 million outstanding on these lines.

   The Company believes that its existing cash and available credit facilities, financing available from other sources and continuing efforts to expedite the collection of accounts receivable and management of inventory levels will be sufficient to meet its cash requirements for the foreseeable future.

Quantitative and Qualitative Disclosure about Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to our short-term and long-term debt obligations. We believe that our net income or cash flow exposure relating to rate changes for short-term and long-term debt obligations are immaterial. Interest expense is affected by the general level of U.S. interest rates and/or LIBOR. We currently do not hedge any interest rate exposure.

   Our foreign subsidiaries generally use their local currency as the functional currency. We do not currently enter into any foreign exchange forward contracts to hedge certain balance sheet exposures and intercompany balances against future movements in foreign exchange rates. To date, such exposure has been immaterial. We do maintain small cash balances denominated in currencies other than the U.S. Dollar. If foreign exchange rates were to weaken against the U.S. Dollar, we believe that the fair value of these foreign currency amounts would decline by an immaterial amount.

Impact of the Year 2000

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Such software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations leading to disruptions in our activities and operations. If we or our significant suppliers or customers fail to make necessary modifications, conversions and contingency plans on a timely basis, the Year 2000 issue could have a material adverse effect on our business, operations, cash flows and financial conditions.

   The Year 2000 issue affects our internal systems as well as any of our products that include date-sensitive software. We are currently conducting a comprehensive Year 2000 review of our computer systems to identify the systems that could be affected. The internal manufacturing system acquired in connection with our acquisition of AGEMA is not Year 2000 compliant. We have, however, completed the installation of a new enterprise resource planning system, both hardware and software, to correct this deficiency. Our existing product lines are being tested and reviewed to ensure Year 2000 compliance, and our products under development are being designed to be Year 2000 compliant. Additionally, we are evaluating Year 2000 compliance on products from our suppliers and partners.

   Both internal and external resources are being employed to identify, correct or reprogram, and test our systems for Year 2000 compliance. The total cost of the project is estimated to be approximately $7.0 million and is being funded through existing cash resources. We have not developed a contingency plan for dealing with the most reasonably likely worst-case scenario and have not yet identified such a scenario. We currently plan to complete such analysis and contingency planning by December 31, 1999.

   Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and operating results.

In Process Research and Development

   In connection with the acquisition of AGEMA in December 1997, the Company expensed $33.6 million representing purchased in process research and development ("IPR&D") that had not yet reached technological feasibility and had no alternative future use. These expenditures were recognized as a period expense in accordance with Statement of Financial Accounting Standards No. 2 and Financial Accounting Standards Board Interpretation No. 4. See Note 16 of the notes to the financial statements for a further discussion of the AGEMA acquisition.

   The $33.6 million value assigned to IPR&D was assigned to three separate technological projects: 570 series uncooled products ($13.7 million), uncooled technology ($12.1 million) and QWIP technology ($7.8 million). The nature of the efforts required to develop these projects into commercially viable products includes the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. At the date of acquisition, the estimated total cost to be incurred to develop the IPR&D into commercially variable products was approximately $25.5 million in the aggregate through the year 2002.

   The value assigned to the IPR&D was determined by an independent appraiser using a discounted cash flow method. This involved estimating the costs to develop the purchased in process technology into commercially viable products, estimating the resulting net cash flow from such projects and discounting the net cash flows back to their present values. The discount rate used was 25%, which included a factor that is intended to take into account the uncertainty surrounding the successful development of the purchased in process technology. The resulting net cash flows were based on management's estimates of revenue over a five year period, cost of sales, research and development expenses, selling, general and administrative expense and income taxes from such projects which were consistent with historical rates.

   There can be no assurance that the Company will be able to complete the required work in order to develop these projects into commercially viable products. If the IPR&D projects discussed above are not successfully developed, the revenue and profitability of the Company may be adversely affected in future periods.

                                    BUSINESS

General

   We are a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of applications in the commercial and government markets. Our products come in a variety of configurations such as handheld or ground-based systems, as well as systems mounted on ships, helicopters and airplanes. Our thermal imaging systems use advanced infrared technologies that detect infrared radiation, or heat, enabling the operator to measure minute temperature differences and to see objects in daylight or total darkness and through smoke, haze and most types of fog. Our products can also incorporate visible light cameras, image analysis software and gyrostabilized gimbal technology. An example of a gyrostabilized gimbal is the capsule-like object attached to the nose of local television news stations' helicopters that you may have seen. These capsules, or gimbals, contain broadcast quality cameras and, sometimes, thermal imaging cameras which allow news stations to film breaking news stories.

   Our products provide state-of-the-art imaging technology coupled with competitive pricing. Our product configurations and image analysis software tools increase our ability to provide products tailored to meet individual customer requirements. In addition to our continuing line of products that incorporate "cooled" detector technology, we have also developed and begun selling innovative new products utilizing advanced "uncooled" thermal imaging technology.

Industry Overview

 Background

   Infrared radiation is light that is not visible because its wavelength is too long to be detected by the human eye. Unlike visible light, infrared radiation is emitted directly by all objects and materials. Thermal imaging systems are used to detect infrared radiation and convert it into an electronic signal, which is then processed and formatted into a video signal and displayed on a monitor. These systems are distinguished from one another by their capability to detect and resolve infrared radiation, the clarity of the image displayed, detection range, system reliability, price and adaptability to a variety of customer requirements. Thermal imaging systems, unlike night vision goggles, enable the operator to see objects in total darkness and through obscurants such as smoke, haze and most types of fog. Advanced thermal imaging systems can also detect and measure minute temperature differences, a critical tool for a variety of commercial applications.

   Early applications of thermal imaging technology primarily involved the use of expensive high-resolution systems in military combat applications such as weapons targeting, where performance factors were far more important than price in purchasing decisions. A simpler form of the technology was also employed in limited commercial applications such as detecting heat loss from buildings or houses, where price was more important than sophisticated performance. Consequently, a large group of potential users in both the commercial and government markets did not use thermal imaging technology since available systems either failed to meet performance requirements or were too expensive.

   An infrared detector, which absorbs infrared radiation and converts it into an electronic signal, is a primary component of thermal imaging systems. Until recently, thermal imaging systems relied on infrared detectors which needed to be cooled to near absolute zero in order to operate. This technology is sometimes referred to as "cooled" detector technology. The cryogenic "coolers" needed for such detectors are expensive components that consume a great amount of power and add to the weight, size and overall complexity of the system. Thermal imaging systems that use new "uncooled" detector technology do not require these cooling components but instead operate at room temperature. This feature allows for cheaper, smaller, lighter, more energy efficient, solid state systems. These factors are expected to increase the demand for such systems in existing market segments and create demand in new market segments, such as fire fighting and machine vision. Despite the advantages of uncooled technology, cooled systems should continue to play a significant role in the government market due to those systems' longer range performance capabilities. As hardware prices decline, the sophistication of image analysis software and the incremental functionality provided by such analysis tools are expected to become a more critical component of customers' purchasing decisions.

Markets

   Commercial Market. The commercial market is comprised of a broad range of thermal imaging applications. This market has evolved from the use of simple heat sensing devices to sophisticated radiometric (temperature measuring) instruments that use a variety of accessories and extensive image analysis software. The increasing emphasis on improving manufacturing efficiency and product quality, underscored by the growing importance of quality assurance programs such as International Standards Organization (ISO) 9000 and the increasing complexity of manufacturing processes, has expanded the commercial market. Uncooled thermal imaging technology has created opportunities to further penetrate existing market segments as well as to create demand in new markets that can benefit from the enhanced price and performance of such technology. The growth of the commercial market has also been driven by improvements in hardware functionality, enhanced image analysis software performance and declining hardware prices.

   The commercial market primarily consists of the following market segments:

Condition Monitoring       Thermal imaging systems are used for monitoring the
                           condition of equipment. Such monitoring allows for the detection of equipment faults so they can be repaired. This increases the equipment's productivity and avoids catastrophic failures or major equipment damage, which in turn significantly reduces operating expenses by lowering repair costs and reducing downtime. Improved functionality of image analysis software, longer battery operation and simplicity of system operation are critical factors for this market segment. Specific condition monitoring applications include locating and repairing defective power transmission components or electrical connections, predicting the end of life of bearings in rotating machinery, evaluating the integrity or amount of insulation in a building or container and locating roof leaks and related damage.

Research and Development   Because of its non-destructive analysis capability,
                           thermal imaging is a useful tool in a wide variety of research and development applications. Since many component and product designs involve the use or control of heat, thermal imaging can be effectively used in the research and design of the component or product. For example, thermal imaging is used in laser design to determine the power distribution of the beam, in the development of diesel engines using ceramic-coated pistons to determine proper adhesion of the ceramic to the metal piston and in the design of rubber tires to evaluate uniform heat distribution. Research and development applications typically require very high performance systems with extensive software capabilities and tools to analyze the thermal image.

Manufacturing Process      The ability to determine whether a manufacturing
Control                    process will produce acceptable results at the
                           earliest point in the production cycle is critical to quality assurance and cost reduction. Thermal imaging and image analysis allow for the monitoring and control of heat, which is used in virtually all industrial processes. Similarly, thermal imaging systems can identify moisture and contaminants and help identify the thickness of material as well as the integrity of the bonding of composite materials.

                           Thermal imaging applications for manufacturing process control are varied and extensive, including monitoring the quality of metal, plastic and glass cast parts, which are highly dependent upon the temperature distribution in the mold, monitoring the quality of paper, which is dependent upon proper and even moisture distribution during the drying process, and monitoring the quality of products such as rubber gloves, which can be thermally examined to locate abnormally warm or cool spots, indicating non-uniform thickness that may result in a quality defect.

Airborne Observation and   The use of airborne observation and broadcast
Broadcast                  systems is becoming a standard tool for television
                           stations and broadcast networks. This technology is also used by law enforcement agencies around the world for surveillance, suspect search and apprehension and officer support. This market segment typically requires either very high performance daylight cameras or dual imaging systems with both visible light and thermal imaging capabilities, in addition to state-of-the-art stabilization, the ability to provide jitter-free images from great distances, and the ability to downlink the information from the aircraft to the production studio or command center on a real-time basis. Applications should increase as system size and weight continue to decline, enabling the use of systems on small and weight restricted helicopters.
                           In addition, law enforcement agencies have established thermal imaging as a primary support tool and should continue to take advantage of favorable prices.

New Commercial Market      New market segments for thermal imaging are
Opportunities              developing due to the availability, cost
                           effectiveness and enhanced performance
                           characteristics of uncooled thermal imaging technology. Machine vision and fire fighting are near-term market opportunities, while landing guidance, maritime navigation, security and handheld law enforcement support represent future growth opportunities. Machine vision is a manufacturing process control that allows for real-time, fully automated regulation and guidance of the assembly or manufacturing process. As system prices decline, uncooled thermal imaging technology will provide cost effective solutions for a wide variety of new commercial applications.

   Government Market. The government market is also comprised of a broad range of thermal imaging applications. Although the majority of government applications require the use of cooled technology, uncooled thermal imaging systems can be used for ground-based security, handheld observation and mine detection applications. Customers in the government market demand competitively priced systems that can be mounted on a variety of helicopters, airplanes and ships, operate in different climatic conditions and perform a variety of tasks requiring high image resolution quality and substantial image stabilization.

   The government market primarily consists of the following market segments:

Search and Rescue          Thermal imaging systems are used in traditional
                           search and rescue missions to rescue individuals in danger or distress on boats or in vehicles, to provide offshore oil platform safety and to provide emergency or disaster response support for missing persons or accident victims.

Federal Drug               Thermal imaging systems enable government agencies
Interdiction               to expand their drug interdiction and support
                           activities by allowing greater surveillance and detection capabilities.

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

Surveillance and           Thermal imaging systems are used in surveillance
Reconnaissance             and reconnaissance applications for the precise
                           positioning of objects from substantial distances and for enhanced situation awareness, particularly at night or in conditions of reduced or obscured visibility.

Navigation Safety          Thermal imaging systems are used in navigation
                           safety applications to improve missions by enabling crews piloting aircraft or ships to see terrain and objects and to detect and avoid obstacles at night and in conditions of limited visibility due to smoke, haze or fog.

Border and Maritime        Thermal imaging systems are used in airborne
Patrol                     operations for border and maritime surveillance,
                           particularly at night, to monitor borders and coastal waters, to monitor national fishing boundaries and to prevent smuggling.

Environmental Monitoring   Thermal imaging systems are used in environmental
                           monitoring applications including forest fire detection and suppression, oil spill detection and monitoring and wildlife management.

Ground-based Security      Thermal imaging systems are used for ground-based
                           surveillance and perimeter security of government and military installations, particularly at night.

Technology

   We use our expertise in diverse technologies and engineering capabilities to develop and produce sophisticated thermal imaging systems. In order to produce cost-effective products and shorten the product development cycle, we integrate the following engineering disciplines and manufacturing processes:

System Design and          We believe that our extensive experience in systems
Radiometry                 integration allows us to effectively combine a wide
                           variety of engineering disciplines necessary to design and manufacture thermal imaging systems. We also possess the specialized system design knowledge required to produce thermal imaging systems that can accurately measure temperature--a critical tool for many commercial applications.

Software Development       We utilize both internal and external sources to
                           develop the software capabilities necessary to simplify complex thermal imaging systems. We have developed Windows-based image analysis software applications that solve a variety of manufacturing process and quality control problems. We also have the necessary expertise to develop embedded software control systems, communications software and testing programs for our thermal imaging systems.

Optical Design and         We design and manufacture many of the sophisticated
Fabrication                optics that are required to gather and transmit
                           detected thermal images with minimum distortion, allowing us to significantly shorten the product development cycle and avoid costs and delays associated with reliance on third-party optics sources.

Electronic Design          We design signal processing circuits that interface
                           directly with the detector arrays to convert detected infrared radiation into electronic signals and design the electronic image processing that is necessary to convert the electronic signals into standard video format. Advances in

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

                           microprocessors, electric miniaturization and image processing have made significant contributions to the performance and utility of our thermal imaging systems.

Mechanical Engineering     Our design and production of thermal imaging
                           systems involves highly sophisticated mechanical engineering techniques. Such sophisticated techniques are critical for the design and assembly of the supporting structures for system components such as detector arrays, coolers, scanners and optics, which must meet high-precision mechanical tolerances. Similarly, the gyrostabilized gimbal assembly for the SAFIRE, Star SAFIRE, Mark III,
                           UltraMedia and UltraMedia-RS requires expertise in electro-mechanical control, gyroscopes and specialized stabilization controls.

Products

   Commercial Products. We penetrated the commercial market by developing customized products with increased flexibility and features, in addition to software analysis tools. Our handheld commercial thermal imaging systems incorporate a thermal imaging detector housed in a compact self-contained unit, a video display or viewfinder, an embedded processor and various image analysis software packages. A viewfinder much like that of a home video camera is a standard feature in most models. The thermal image can also be displayed on an independent video display. The systems also include a PC-based processor that allows accurate measurement of minute temperature differences and extensive real-time analysis and post-processing of the acquired image. Most of our airborne and observation broadcast camera systems incorporate industry standard broadcast cameras rather than thermal imaging cameras. We also manufacture airborne dual imaging systems, including both broadcast and thermal imaging cameras. The product is typically mounted to an aircraft, usually a helicopter, and operated by the use of a hand controller, which remotely directs the stabilized turret. The broadcast camera inside the turret provides the video output that is then either recorded on a video recorder or downlinked to a production studio for live broadcast.

ThermoVision               The ThermoVision, introduced in early 1998, is an
                           uncooled thermal imaging camera for manufacturing process control and machine vision applications.
                           Operating as a remote controlled "smart" sensor in supervised operation or integrated into a complete control system, the ThermoVision transmits data on a continuous real-time basis at 60 frames per second. Using built-in intelligence, the
                           ThermoVision can process multiple areas of interest, trigger alarms or transmit control data.
                           A variety of flexible, high-speed and reliable digital cable, fiber-optic and wireless transmission media allow for flexible system integration with controllers, computers and vision systems. Examples of ThermoVision applications include monitoring the manufacture of metal, plastic or glass cast parts and automatically making necessary adjustments in the manufacturing line on a real-time basis to ensure consistent product quality.

AGEMA 570/ThermaCAM 595    The AGEMA 570, introduced in December 1997 and now
                           known as the ThermaCAM 595, was developed to meet the need for a high performance lightweight cost-effective portable thermal imager and is the world's first commercially available handheld radiometric thermal imaging system incorporating state-of-the-art uncooled detector technology, solid state electronic design and instant-on performance. The second generation uncooled detector used in the ThermaCAM 595 provides for accurate temperature measurement of objects from -
                           20(degrees)C to

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

                           +2000(degrees)C. The imager is enclosed in a single lightweight package weighing less than five pounds which facilitates one-hand, point and shoot operation.

                           Image optimization is automatic and menu and data displays appear in any of 14 languages. The ThermaCam 595 has applications across all commercial radiometric market segments, including locating and repairing defective power transmission components or electrical connections, predicting the end of life of bearings in rotating machinery, evaluating the integrity or amount of insulation in a building or container and locating roof leaks and related damage.

Tracer Plus                The Tracer Plus, introduced in the first quarter of
                           1997, is the first industrial imaging system capable of recording and analyzing long thermal event sequences at real-time frame rates on a Windows-based PC. The Tracer Plus combines a high-resolution thermal imaging camera, such as the ThermaCam 595, with a Pentium PC, digital recording system and Windows-based image analysis software for research and development applications such as in laser design to determine the power distribution of the beam or in the development of diesel engines using ceramic-coated pistons to determine proper adhesion of the ceramic to the metal piston.

AGEMA 900                  The AGEMA 900, first introduced by AGEMA in 1992,
                           is a high resolution, handheld thermal imaging system available in both short and long wave versions. The AGEMA 900, with its wide range of lenses, filters and other accessories is ideally suited for research and development applications such as evaluating the uniformity of heat distribution in the design of rubber tires.

AGEMA Report               AGEMA Report software, the latest release of which
                           was introduced by AGEMA in 1996, allows for review, analysis and processing of captured images and data. AGEMA software is a Windows-based program that is easy to use and affordable. AGEMA software is typically packaged with the AGEMA 550 and 570, though it is capable of operating with data gathered from other imaging products as well.

UltraMedia-RS              The UltraMedia-RS, introduced in the first quarter
                           of 1997, combines many of the features of the larger UltraMedia system in a compact 35-pound configuration. The UltraMedia-RS allows small and weight restricted aircraft to gather high quality video footage from long distances, delivering a maximum of 40:1 magnification.

UltraMedia                 The UltraMedia, introduced in the first quarter of
                           1996, is a compact daylight broadcast system that delivers a maximum of 72:1 magnification in a lightweight, 5-axis gyrostabilized package that is ideally suited for airborne broadcast teams. It was developed to meet the needs of television stations and entertainment networks to cover live news and sporting events. The UltraMedia is also used by law enforcement agencies around the world for surveillance, suspect search and apprehension, and officer support.

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

UltraMedia LE              The UltraMedia LE, introduced in the fourth quarter
                           of 1998, is a compact digital lowlight broadcast system that delivers a maximum of 96:1 magnification in a lightweight, 5-axis gyrostabilized package that is ideally suited for airborne broadcast teams. It was developed to meet the needs of television stations and entertainment networks to cover live news and sporting events.
                           The UltraMedia LE is also used by law enforcement agencies around the world for surveillance, suspect search and apprehension, and officer support.

UltraVision                The UltraVision, introduced in the fourth quarter
                           of 1998, is the newest member of the Ultra family of broadcast camera products. Its small size and weight allows it to be mounted on even the most weight-restricted aircraft. A high-performance digital camera offers quality imaging, vivid color and up to an hour of DV digital formats video recording.

FireFLIR The FireFLIR, introduced in the first quarter of 1999, is a lightweight, hands-free, helmet-mounted thermal imaging system for fire fighting applications. The FireFLIR incorporates an uncooled microbolometer detector that delivers monochrome and crisp, high-resolution color images. The system can detect up to 16,000 temperature levels, offering incredible heat sensitivity and imagery over extremely wide temperature ranges.

Mark III Quantum           The Mark III Quantum, introduced in the third
                           quarter of 1998, is a gimbal-mounted, continuous zoom, dual imaging system incorporating a state-of-the-art infrared imaging detector with a color CCD
                           TV camera. Features include its small size (9" diameter gimbal), light weight (26 lbs.), built-in autotracking, GPS annotation and user-friendly controls and graphics.

UltraForce                 The UltraForce, introduced in the second quarter of
                           1999, is a four-axis, gyrostabilized gimbal system.
                           Made from lightweight composite materials such as Kevlar, it incorporates an uncooled infrared imaging detector together with a CCD TV camera capable of imaging in moderately low light conditions.

   Government Products. We offer a range of state-of-the-art products to government agencies. To meet the needs of these customers, we provide a range of products consisting of a thermal imaging system enclosed in a gyrostabilized gimbal which is typically mounted to an aircraft or a ship. A thermal imaging system for the government market typically consists of a turret, an electronics module, a hand control unit and a video display monitor. The infrared sensor incorporates the most critical system components including a detector assembly, closed cycle cooler, scanner (depending on detector technology utilized), optics and electronics. The hand control unit is used to remotely direct the turret.

Star SAFIRE                Our newest product for the government market,
                           introduced in June 1998, is the Star SAFIRE, a 3-axis gyrostabilized, 360 field of view thermal imaging system incorporating third generation focal plane array detector technology. Using three fields of view, the system provides extended detection range capability and visually advanced imagery. The system permits multiple optical payloads in addition to the infrared detector, including a TV camera with a zoom lens for daylight operations, laser rangefinder, laser illuminator or laser designator. Examples of Star SAFIRE applications include the detection of vehicles, ships or planes transporting illegal narcotics, and search and rescue for individuals in danger or distress.

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

SAFIRE The SAFIRE system, first introduced in the second quarter of 1992, is a digital system with an advanced detector design that provides a range of features designed to satisfy the most demanding government and military customer requirements. The unit's 3-axis gyrostabilized gimbal configuration has been certified to operate at airspeeds in excess of 400 knots, ensuring that the SAFIRE can operate and produce, a stable, high resolution image when mounted on most aircraft designed for subsonic operations. The SAFIRE has a digital microprocessor, which permits optional features such as autotracking, autoscanning, laser illumination, laser rangefinder, use of a TV camera, navigation interfaces, digital image filters and freeze frame. Examples of SAFIRE applications include navigation assistance at night and in adverse weather for medical evacuation helicopters and border patrol.

AGEMA 1000                 The ground-based AGEMA 1000, first introduced by
                           AGEMA in 1992, is a fixed or tripod mounted thermal imaging system that can detect small objects up to several kilometers away under extreme environmental conditions, day or night. Highly reliable and ready for 24-hour operation, these compact and versatile thermal imaging systems switch dual lenses at a touch of a button, optimize images automatically and offer remote control software. The AGEMA 1000 can also be integrated into a gimbal for airborne applications. Examples of AGEMA 1000 applications include perimeter security of military bases and sensitive government installations or buildings.

ThermoVision Sentry        The ground-based ThermoVision Sentry, first
                           introduced in the fourth quarter of 1998, is the first fixed or tripod mounted thermal imaging system utilizing uncooled detector technology. The system can detect small objects up to several kilometers away under extreme environmental conditions, day or night and incorporates an integrated Pan and Tilt mechanism. Highly reliable and ready for 24-hour operation, these compact and versatile thermal imaging systems switch dual lenses at a touch of a button, optimize images automatically and offer remote control software.
                           Examples of ThermoVision Sentry applications include perimeter security of military bases and sensitive government installations or buildings.

Maritime FLIR              The Maritime FLIR, introduced in the second quarter
                           of 1999, is an inverted stabilized 9" gimbal infrared imaging system designed specifically for the marine environment. Able to withstand significant shock and vibration, the Maritime FLIR is hermetically sealed and contains a 10x continuous zoom infrared detector, a laser range finder and an autotracker. This seaworthy system also has a de-icing system and can be mounted on a mast, wheelhouse or a weapons platform.

MilCAM The MilCAM, introduced in the first quarter of 1997, is a high performance hand held infrared imaging system designed for tactical use by military, paramilitary and law enforcement agencies engaged in long range surveillance, target observation, artillery observation/fire correction, perimeter security an border surveillance.

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

Customers

   The primary customers for our products include domestic and foreign government agencies, including military, paramilitary and police forces, original equipment manufacturers, commercial manufacturers, research and development facilities, universities, utility companies, news-gathering agencies and various commercial enterprises. See "Risk Factors--Customer Issues."

Sales, Distribution and Customer Service

   We believe that our sales and marketing organization is the largest in the industry and effectively covers the world with a combination of direct sales, independent representatives and distributors, application engineers and service centers. The process of selling and marketing our products involves extensive product promotion, technical selling and after-sales support. Our commercial and government products are highly technical and have distinct characteristics and functionality. Our sales and service personnel undergo a comprehensive training program to educate them as to the technical aspects of the products as well as familiarize them with individual customer requirements. We also continuously update our training programs to incorporate technological and competitive shifts and changes.

   We have distinct sales channels for commercial, airborne observation and broadcast and government customers. We sell our commercial thermal imaging products worldwide through a direct sales staff of more than 180 people and a network of 75 distributors (many with multiple offices) and representatives, each with an exclusive right to sell our products in a defined geographic area. This network is managed by 25 regional sales managers. We sell our airborne observation and broadcast products through a seven person direct sales staff. We sell our government products in the United States through a 23 person direct sales staff, and internationally, through a 14 person direct sales staff and 50 independent representatives and distributors covering all major markets worldwide. We have a technical and customer support staff comprised of 35 people in the United States and Europe who provide application development, technical training, operational assistance, installation design and support, and software assistance to direct and indirect sales personnel as well as to customers. Additionally, we maintain service facilities at our factories in Portland, Oregon; Stockholm, Sweden; and West Malling, U.K. and at our subsidiary locations in Brussels, Belgium; Frankfurt, Germany; Toronto, Canada; Paris, France; and Milan, Italy. Each of our service facilities has the capability to perform the complex calibrations required to service commercial thermal imaging systems. We employ 35 people worldwide in our service organizations. We also maintain limited service capability in three additional foreign locations under the direction of our independent representatives or distributors. Our product marketing involves Internet promotion, advertising, direct mail, press tours, technical articles for publications and participation in approximately 100 trade shows per year.

Backlog

   We believe that backlog is not indicative of revenue for any future periods because our sales to commercial customers are generally made pursuant to purchase orders rather than long term contracts and, accordingly, the backlog at any given time is for immediate shipments. In addition, the backlog for the government business is heavily dependent upon the timing of receipt of government contracts that may have multiple year delivery schedules. Furthermore, delivery schedules are frequently revised to accommodate changes in customer needs. Although orders received by us are generally subject to cancellation, in the case of most orders included in backlog, the customer is obligated to pay certain costs and/or penalties for cancellation.

Manufacturing

   We manufacture many of the critical components for our products, including gimbals, optics, certain detectors and high speed motors, which minimizes lead times, facilitates prompt delivery of our products, controls costs and ensures that these components satisfy our quality standards. We purchase other parts pre-assembled, including detectors, coolers, circuit boards, cables and wiring harnesses. We purchase certain components from sole or limited source suppliers. See "Risk Factors--Component Supplies Issues."

   Our manufacturing operations are, from time to time, audited by certain of our OEM customers, which include several major aircraft manufacturers, and have been certified as meeting their quality standards. Our facilities in Stockholm, Sweden and West Malling, U.K. are ISO 9000 certified.

Competition

   Competition in the market for thermal imaging equipment is significant. We believe that the principal competitive factors in our market are performance, cost, customer service, product reputation and effective marketing and sales efforts. Our competitors are different in each market segment. In the commercial market, principal competitors include Raytheon Company, Cincinnati Electronics Corp., Nippon Avionics Co., Ltd., Wescam Ltd. and Media Cybernetics Image Analysis. In the government market, we compete with General Electric Company, p.l.c., Wescam Ltd., Lockheed Martin Corp., The Boeing Company, Daimler-Benz Aerospace AG and Thompson-CSF. Many of these competitors have substantially greater financial, technical and marketing resources than we do. See "Risk Factors--Market and Technology Issues."

Proprietary Rights

   Our ability to compete successfully and achieve future revenue growth will depend in part on our ability to protect our proprietary technology and operate without infringing the rights of others. We rely on a combination of patent, trademark and trade secret laws, confidentiality agreements and contractual provisions to protect our proprietary rights. But we believe that our historical success has been primarily a function of other competitive advantages such as the skill and experience of our employees, our worldwide, multi-channel sales, distribution and servicing network and our name recognition and quality products. Because intellectual property protection does not necessarily represent a barrier to entry into the thermal imaging industry, we cannot be certain or give any assurance that we can maintain this competitive advantage or that competitors will not develop similar or superior capabilities. See "Risk Factors--Market and Technology Issues."

Employees

   As of June 30, 1999, we had 840 employees of whom 81 were in administration, 212 were in engineering, 21 were in quality assurance, 264 were in manufacturing, assembly and testing and 262 were in marketing and sales. We have been successful in attracting and retaining highly skilled technical, marketing and management personnel to date. None of our employees in the United States are represented by a union or other bargaining group. Employees in Sweden and Italy are represented by unions. We believe our relationships with our employees and unions are good. See "Risk Factors--Management and Employee Issues."

Legal Proceedings

   We have, from time to time, been a party to certain claims, legal actions, and complaints arising in the ordinary course of business. We do not believe that the resolution of any such matters has had or will have a material impact on the Company's results of operations or financial position.

                                   MANAGEMENT

Directors and Executive Officers

   The members of our Board of Directors are elected for three-year, staggered terms. Our directors and executive officers are as follows:

Name                     Age Position
----                     --- --------
Robert P. Daltry          55 Chairman of the Board of Directors
J. Kenneth Stringer III   46 President, Chief Executive Officer and Director
Arne Almerfors            54 Executive Vice President
James A. Fitzhenry        44 Vice President, General Counsel and Secretary
William N. Martin         43 Vice President, Sales
J. Mark Samper            38 Vice President, Finance and Chief Financial Officer
William A. Sundermeier    35 Vice President, Product Strategy
Jay S. Teich              45 Vice President, Boston Operations
Andrew C. Teich           38 Vice President, Marketing
John C. Hart              65 Director
Earl R. Lewis             55 Director
Ronald L. Turner          52 Director
W. Allen Reed             51 Director

   Robert P. Daltry. Mr. Daltry joined FLIR in 1987 as President and Chief Executive Officer and a member of the Board of Directors. He was elected Chairman of the Board of Directors in April 1993. Mr. Daltry's current term on the Board of Directors expires in 2002. He served as Chief Executive Officer until December 1998. From 1984 to 1987, Mr. Daltry was employed by Lear Siegler, Inc., an aerospace company, where he served as Vice President of Marketing for the Instrument and Avionics Systems Division. From 1981 to 1984, Mr. Daltry served as Regional Manager for Singer-Kearfott, an aerospace company. Mr. Daltry holds a B.A. in Accounting from Grove City College.

   J. Kenneth Stringer III. Mr. Stringer joined FLIR in 1984 as Vice President of Finance and Chief Financial Officer and was appointed Executive Vice President in 1990. Mr. Stringer was elected to the Board of Directors in April 1993. Mr. Stringer's current term on the Board of Directors expires in 2001. In April 1995, Mr. Stringer was appointed President and Chief Operating Officer. In December 1998 Mr. Stringer was appointed Chief Executive Officer. Prior to joining FLIR, Mr. Stringer spent six years with Evans Products Company, Portland, Oregon, as Director of Financial Reporting. He started his career with Touche Ross and Company (which subsequently became Deloitte & Touche). Mr. Stringer received his B.S. degree from the University of Oregon.

   Arne Almerfors. Mr. Almerfors joined FLIR in December 1997 in connection with FLIR's acquisition of AGEMA, and currently serves as Executive Vice President. From 1995 to 1997, Mr. Almerfors was President and Chief Executive Officer AGEMA. He also served as President and Chief Executive Officer of CE Johansson AB, a manufacturer of coordinate measuring devices, from 1989 to 1995. Mr. Almerfors received his B.S. and MBA from the University of Stockholm. Mr. Almerfors received a Masters in Political Science in addition to post-graduate courses in corporate finance and accounting from the University of Stockholm.

   James A. Fitzhenry. Mr. Fitzhenry joined FLIR in 1993 as Corporate Counsel and Director of Administration, and was appointed Vice President, General Counsel and Secretary in 1995. From 1990 to 1993, Mr. Fitzhenry served in the White House during the Bush Administration in the Office of Policy Development and the Office of Cabinet Affairs. Previously, he served as legal counsel and legislative director to Senator Mark O. Hatfield (R-Ore.) and practiced law in Portland, Oregon. Mr. Fitzhenry received his B.A. from the University of Oregon and received his J.D. and MBA degrees from Willamette University.

   William N. Martin. Mr. Martin joined FLIR in 1994 as Director of Sales and was appointed Vice President, Sales in 1995. Prior to joining FLIR, Mr. Martin was employed by AGEMA Infrared Systems, Inc., where he initially served as Western Regional Sales Manager and then National Sales Manager. Prior to joining AGEMA, Mr. Martin served as Regional Manager for Hughes Aircraft Company. Mr. Martin who is an instrument multi-engine commercial pilot, attended Wichita State University, majoring in speech and communications.

   J. Mark Samper. Mr. Samper joined FLIR in 1990 as Corporate Controller and was appointed Vice President of Finance and Chief Financial Officer in March 1995. Prior to joining FLIR, Mr. Samper spent six years with Price Waterhouse where he served as an Audit Manager. Mr. Samper received his B.S. degree from Oregon State University, with a major in accounting. He is also a Certified Public Accountant.

   William A. Sundermeier. Mr. Sundermeier joined FLIR in 1994 as Product Marketing Manager and was appointed Director of Product Marketing in 1995. Mr. Sundermeier currently serves as the Vice President of Product Marketing. Prior to joining FLIR, Mr. Sundermeier was a founder of Quality Check Software, Inc.
(QCS) in 1993. From 1985 to 1993, Mr. Sundermeier served as Product Line Manager at Cadre Technologies, Inc. Mr. Sundermeier also served as Software/Hardware Engineer at Tektronix, Inc. from 1980 to 1985. Mr. Sundermeier received his B.S. in Computer Science from Oregon State University.

   Jay S. Teich. Mr. Teich joined FLIR in 1999 as Vice President of Boston Operations. From 1991 to 1999, Mr. Teich was Vice President and later President of Inframetrics, Inc. Inframetrics was acquired by FLIR in March 1999. Mr. Teich joined Inframetrics in 1981 as an engineering manager. He received his BSEE from Lehigh University and is an M.I.T. graduate in Engineering and Mathematics.

   Andrew C. Teich. Mr. Teich joined FLIR in 1999 as Vice President of Marketing. From 1996, Mr. Teich served as Vice President of Sales and Marketing at Inframetrics, Inc. Inframetrics was acquired by FLIR in March 1999. From 1984 to 1996, Mr. Teich served in the capacities of Sales Engineer, Western Regional Sales Manager, International Sales Manager and Vice President of Sales at Inframetrics. He holds an A.S. degree in Industrial Design from the University of Bridgeport and received his B.S. in Marketing from Arizona State University.

   John C. Hart. Mr. Hart has served as a Director of FLIR since February 1987 and as Chairman of the Board of Directors from 1987 to April 1993. Mr. Hart's current term on the Board of Directors expires in 2002. From 1982 until his retirement in 1993, Mr. Hart served as Vice President of Finance, Treasurer and a member of the Board of Directors of Louisiana-Pacific Corporation.

   Earl R. Lewis. Mr. Lewis was elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems Inc. Mr. Lewis' current term on the Board of Directors expires in 2000. Mr. Lewis is President and Chief Executive Officer of Thermo Instrument Systems and has served in such capacities since March 1997 and January 1998, respectively. Mr. Lewis is also Chief Operating Officer, Measurement and Detection, of Thermo Electron Corporation, the parent company of Thermo Instrument Systems, and is Chairman of the Board of several subsidiaries of Thermo Electron, including Thermo Optek Corporation, Thermo Quest Corporation, Thermo Vision Corporation, Thermo BioAnalysis Corporation and ONIX Systems Inc., and is a director of Metrika Systems Corporation, ThermoSpectra Corporation and Thermo Instrument Systems. Mr. Lewis is also a director of SpectRx Inc. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended postgraduate programs at the University of Buffalo, Northeastern University and Harvard University.

   Ronald L. Turner. Mr. Turner was elected to the Board of Directors in 1993 and his current term on the Board of Directors expires in 2000. Mr. Turner is President and Chief Operating Officer of Ceridian Corporation. Mr. Turner also served as Executive Vice President, Operations from 1997 to 1998. From 1993 to 1997, Mr. Turner served as President and Chief Executive Officer of Computing Devices International, an aerospace company, which was a division of Ceridian Corporation. From 1987 to 1993, Mr. Turner was

President and Chief Executive Officer of GEC-Marconi Electronic Systems Corporation, a defense electronic company. Prior to 1987, Mr. Turner worked for Martin Marietta Corporation for 14 years in a variety of executive positions. Mr. Turner serves on the Board of Directors of Ceridian Corporation, BTG, Inc., Government Electronics and Information Technology Association and on the Board of Governors and Executive Committee of the Electronic Industries Alliance. He is also a past President and a member of the Board of Governors of the Massachusetts Institute of Technology Society of Sloan Fellows.

   W. Allen Reed. Mr. Reed has served as a Director of FLIR since April 1992 and his current term on the Board of Directors expires in 2001. Mr. Reed is President of General Motors Investment Management Corporation. From 1991 to 1994, Mr. Reed was Vice President and Treasurer of GM Hughes Electronics Corporation and Hughes Aircraft Company ("Hughes"). From 1984 to 1991, Mr. Reed was President of the Hughes Investment Management Company, a wholly-owned subsidiary of Hughes. Prior to joining Hughes, Mr. Reed was Vice President and Portfolio Manager for Allen & Associates Investment Management Company. Mr. Reed serves on the Boards of Directors of General Motors Acceptance Corporation, Motors Insurance Corp. and WEBS Fund, Inc. Mr. Reed also serves as Chairman of the Investment Advisory Committee for the Howard Hughes Medical Institute.

Board Composition

   Under our articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

   In December 1997, we acquired all of the outstanding shares of capital stock of AGEMA in exchange for a total of 4,162,000 shares of our Common Stock. This acquisition was completed effective as of December 1, 1997 pursuant to the terms of a Combination Agreement dated as of October 6, 1997 by and among FLIR and Spectra. Pursuant to the terms of the Combination Agreement, we agreed to use our reasonable best efforts to cause three persons designated by Spectra to be elected to the Board of Directors, and to cause the number of designees of Spectra serving on the Board of Directors to be maintained at the number described below: (i) three designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election, the Spectra Companies own thirty percent (30%) or more of the then issued and outstanding shares of Common Stock, (ii) two designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election, the Spectra Companies own less than thirty percent (30%) but more than or equal to twenty percent (20%) of the then issued and outstanding shares of Common Stock, and (iii) one designee if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election, the Spectra Companies own less than twenty percent (20%) but more than or equal to ten percent (10%) of the then issued and outstanding shares of Common Stock. If at some point in the future the Spectra Companies own less than ten percent (10%) of the then issued and outstanding shares of Common Stock, the Spectra Companies shall no longer be entitled to the rights described above.

   In February 1999, Thermo Instrument Systems Inc., a majority-owned, publicly traded subsidiary of Thermo Electron Corporation, a Delaware corporation, acquired substantially all of the outstanding capital stock of Spectra. As a result of such acquisition, Thermo Electron became the beneficial owner of the 4,162,000 shares of Common Stock owned by Spectra and its affiliates. Lars Spongberg, Patrick L. Edsell and Egon Linderoth, who were elected to the Board of Directors at the 1998 Annual Meeting as designees of Spectra, resigned in May of 1999 at Thermo Electron's request. Earl R. Lewis was elected to the Board of Directors in June 1999 as a designee of Spectra/Thermo Electron. These shares represent approximately 29.4% of the shares of Common Stock outstanding as of April 12, 1999. By virtue of its stock ownership position and Board representation, Thermo Electron will be able to significantly influence our direction and policies, the election of our Board of Directors and the outcome of any other matter requiring shareholder approval, including any merger, consolidation, sale of substantially all of our assets and other change of control transaction.

Board Committees

   The Board of Directors has appointed a standing Audit Committee. The members of the Audit Committee during the fiscal year ended December 31, 1998 were Allen Reed and Patrick Edsell. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of our internal financial and accounting controls and management's response to that letter, if deemed necessary. The audit committee met twice during the fiscal year ended December 31, 1998. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and makes recommendations to the full Board regarding changes in compensation, and also administers our stock option plans. During the fiscal year ended December 31, 1998, the Compensation Committee held two meetings. The members of the Compensation Committee currently are Messrs. Hart and Turner.

Compensation of Directors

   Under the current Stock Option Plan for Nonemployee Directors, nonemployee directors receive an annual grant of 6,000 shares of Common Stock. Each option granted expires ten (10) years from the date of grant. All directors are also entitled to reimbursement for out-of-pocket and travel expenses incurred in connection with attendance at Board of Director meetings.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Messrs. Hart and Turner who have never been officers or employees of FLIR or any of our subsidiaries.

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The following table sets forth information for each of the fiscal years ended December 31, 1996, 1997 and 1998 concerning the compensation of our Chief Executive Officer and of each of our other four most highly compensated executive officers.

                                                       Long-term
                           Annual Compensation        Compensation
                          ---------------------- ----------------------
                                                  Stock    Long-term
        Name and                                 Options Incentive Plan
   Principal Position     Year  Salary   Bonus   Granted   Payouts(1)   All Other(2)
   ------------------     ---- -------- -------- ------- -------------- ------------
Robert P. Daltry........  1998 $271,202 $230,000 30,000     $320,065       $5,000
Chairman of the Board of  1997  252,872  122,500 25,000      607,500        4,750
Directors                 1996  227,846  130,000 10,000      183,315        5,550

J. Kenneth Stringer III.
President, Chief          1998  225,726  180,000 25,000      240,049        5,000
Executive Officer and     1997  216,292   99,000 20,000      455,625        4,750
Director                  1996  183,125  100,000  8,000      137,486        5,775

Steven R. Palmquist.....
Vice President,           1998  184,750   67,500 12,000       80,016        5,000
Operations                1997  163,596   50,000 15,000      151,875        1,031

William N. Martin.......  1998  178,500   40,000 12,000       80,016          --
Vice President, Sales     1997  174,484   50,000 11,000      151,875          --
                          1996  175,956   35,000  5,000       45,829          --

James A. Fitzhenry......  1998  159,579   55,000 12,000       80,016        5,000
Vice President, General   1997  149,391   40,000 11,000      151,875        4,750
Counsel and Secretary     1996  134,584   35,000  5,000       45,829        5,113

--------
(1) The amounts set forth under Long-term Incentive Plan Payouts represent the dollar value of shares of restricted stock that were earned in 1996, 1997 and 1998 based upon achievement of specified performance goals. The value of these shares was calculated based upon the closing price of the Common Stock on December 31, 1996, February 3, 1998 and October 7, 1998, respectively.

(2) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to our 401(k) employee savings and retirement plan covering all of our employees.

Stock Options

   The following table sets forth information concerning options granted to the named executives during the year ended December 31, 1998 under our stock options plans:

                                                                      Potential Realizable
                                     Percent of                         Value at Assumed
                          Number of    Total                          Annual Rates of Stock
                          Securities  Options                        Price Appreciation for
                          Underlying Granted to Exercise                 Option Term(2)
                           Options   Employees    Price   Expiration -----------------------
          Name            Granted(1)  in 1998   Per Share    Date        5%          10%
          ----            ---------- ---------- --------- ---------- ----------- -----------
Robert P. Daltry........    30,000      8.2%     $16.88    02/03/08     $318,378    $806,832
J. Kenneth Stringer III.    25,000      6.8%     $16.88    02/03/08      265,315     672,360
Steven R. Palmquist.....    12,000      3.3%     $16.88    02/03/08      127,351     322,733
William N. Martin.......    12,000      3.3%     $16.88    02/03/08      127,351     322,733
James A. Fitzhenry......    12,000      3.3%     $16.88    02/03/08      127,351     322,733

--------
(1) Options granted in 1998 became exercisable starting 12 months after the grant date, with one-third of the options becoming exercisable at that time and with an additional one-third of the options becoming exercisable on the second and third anniversary dates of the option grant, respectively.

(2) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Common Stock compounded annually for a ten year period. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

Options Exercised in Last Fiscal Year and Fiscal Year End Option Values

   The following table sets forth, for each of the named executive officers, the shares acquired during 1998 and the related value realized, and the number and value of unexercised options as of December 31, 1998.

                                                       Number of Securities             Value of Unexercised
                            Options Exercised         Underlying Unexercised            In-the-Money Options
                          in Last Fiscal Year(1)   Options at December 31, 1998        at December 31, 1998(2)
                          ------------------------ --------------------------------   -------------------------
                           Number of    Value
                            Shares     Realized     Exercisable      Unexercisable    Exercisable Unexercisable
                          ----------- ------------ --------------   ---------------   ----------- -------------
Robert P. Daltry........        9,600     $176,400          129,000           50,000  $1,821,917    $393,333
J. Kenneth Stringer III.        6,000       88,650           77,850           41,000   1,011,530     321,042
Steven R. Palmquist.....            0            0            5,000           22,000      40,938     158,375
William N. Martin.......        5,334       30,087            5,000           21,000      54,374     168,042
James A. Fitzhenry......        6,167       44,305            1,666           21,000      15,825     168,042

--------
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) The value of unexercised in-the-money options is based on the difference between $23.25, which was the closing price of the Common Stock on December 31, 1998, and the applicable exercise price.

Restricted Stock Awards

   The following table sets forth information concerning outstanding restricted stock awards for each of the named executive officers:

                                                          Estimated Future Payouts under
                                                          Non-Stock Price Based Plans(1)
                                                         --------------------------------
                                       Performance or    Threshold    Target     Maximum
                           Number   Other  Period Until   Number      Number     Number
          Name            of Shares Maturation or Payout of Shares of Shares(2) of Shares
          ----            --------- -------------------- --------- ------------ ---------
Robert P. Daltry........      --                  --        --          --          --

J. Kenneth Stringer III.    6,000     1/1/99-12/31/99         0       4,905       6,000
                            6,000     1/1/00-12/31/00         0       4,905       6,000
                            6,000     1/1/01-12/31/01         0       4,905       6,000

Steven R. Palmquist.....    4,000     1/1/99-12/31/99         0       3,270       4,000
                            4,000     1/1/00-12/31/00         0       3,270       4,000
                            4,000     1/1/01-12/31/01         0       3,270       4,000

William N. Martin.......    4,000     1/1/99-12/31/99         0       3,270       4,000
                            4,000     1/1/00-12/31/00         0       3,270       4,000
                            4,000     1/1/01-12/31/01         0       3,270       4,000

James A. Fitzhenry......    4,000     1/1/99-12/31/99         0       3,270       4,000
                            4,000     1/1/00-12/31/00         0       3,270       4,000
                            4,000     1/1/01-12/31/01         0       3,270       4,000

--------
(1) Payouts of awards are tied to our achievement of specified levels of pretax earnings growth, pretax return on equity and stock price appreciation. No payouts are made if we do not achieve at least 10% growth in pretax earnings and pretax return on equity, and stock price appreciation at least equal to that of a pre-selected index during the performance period. The maximum payout is made if pretax earnings growth exceeds 25%, pretax return on equity exceeds 17.5% and stock price appreciation exceeds the performance of the index by more than 20%. A cash payment representing 80% of the value of the shares earned will be paid to each of the named executive officers to cover the tax consequences of the total award. Terms such as Index and Performance Period are defined terms in the Plan, previously filed.

(2) The target number of shares payable with respect to the 1999, 2000 and 2001 performance periods are not presently determinable. As required by the regulations of the Securities and Exchange Commission, the target number of shares shown for such performance periods represent the number of shares that would be earned for each period based on our actual performance in 1998.

Employment Agreements

   We have entered into employment agreements (the "Employment Agreements") with certain of our executive officers, including Robert P. Daltry, J. Kenneth Stringer III, Arne Almerfors, James A. Fitzhenry, William N. Martin, Steven R. Palmquist and J. Mark Samper. Each of the Employment Agreements is for a term ending December 31, 1999, provided that if a "change of control" (as defined below), occurs before December 31, 1999, the Employment Agreements will continue in effect until two years after the change in control. If the executive officer resigns voluntarily or is properly terminated "for cause" (as defined below), all pay and benefits under the Employment Agreement will cease as of the effective date of the termination or resignation. In the event of the death of an executive officer, the designated beneficiary of the executive officer would receive a lump sum payment equal to twelve months base salary at the then current rate. With respect to Messrs. Daltry and Stringer, in the event that the employment of such executive officer is terminated by us without cause, such executive officer would be entitled to receive a lump sum payment in an amount equal to two year's base salary plus bonuses earned through the date of termination. For a period of two years following the change of control, each executive officer would have the right to terminate his employment for "good reason" (as defined), and to receive upon such termination a lump sum payment in an amount equal to two times (three times in the case of Messrs. Daltry and Stringer) their average annualized compensation during the five year period preceding the change of control. In addition, the executive officers would be entitled to the continuation of health and insurance benefits for certain periods. For purposes of the Employment Agreements, a "change of control" includes

  . any merger or consolidation transaction that results in our shareholders immediately before such transaction owning less than 50 percent of the total combined voting power of the surviving corporation in the transaction;

  . the acquisition by any person of 20 percent or more of our total combined voting power;

  . the liquidation or sale of substantially all of our assets; and

  . a change in the composition of the Board of Directors during any 24 month period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of the directors in office at the beginning of the period do not constitute at least a 70 percent majority of the Board.

In connection with our acquisition of AGEMA, the Employment Agreements were amended to provide that the consummation of that transaction would not constitute a change of control for purposes of the Employment Agreements. This amendment to the Employment Agreements will terminate and become null and void upon the acquisition by Spectra of any shares of Common Stock if at the time of such acquisition Spectra would beneficially own more than 45 percent of the issued and outstanding shares of Common Stock. In connection with the acquisition by Thermo Electron of substantially all of the shares of Spectra, the Employment Agreements were amended to provide that the closing of that acquisition would not constitute a change of control for purposes of the Employment Agreements. This amendment will terminate and become null and void if Thermo Electron acquires any additional shares of Common Stock other than those held by Spectra, or asserts any right to representation on our Board of Directors. For purposes of these Employment Agreements, "cause" means the failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal or wrongful acts.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

   FLIR and Hughes Aircraft Company ("Hughes") were related parties as a result of Hughes' stock ownership interest in us. During 1998, Hughes disposed of its FLIR stock and accordingly was no longer a related party at December 31, 1998. We purchased inventory parts from Hughes and its subsidiaries during the years ended December 31, 1998, 1997 and 1996 respectively, in the amounts of $659,000, $2,243,000 and $1,670,000. Sales of our products to Hughes and its affiliates amounted to $211,000, $34,000 and $103,000, respectively, for the years ended December 31, 1998, 1997 and 1996. Hughes is a wholly-owned subsidiary of Raytheon Company. Sales of our products to Raytheon for the years ended December 31, 1998, 1997 and 1996 amounted to $8,824,000, $5,061,000 and
$1,429,000, respectively. All transactions with Hughes and Raytheon were on terms no more favorable than those available to unaffiliated third parties.

   Spectra is a related party as a result of its representation on the Board of Directors and stock ownership interest. During 1998, we were indebted to Spectra in the maximum amount of $5,031,000 as a result of debt assumed by us in connection with the acquisition of AGEMA. This amount was repaid in July 1998.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of September 30, 1999 by (i) each person known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that each of the following shareholders has sole voting and investment power with respect to the shares they own.

Name and Address          Shares Beneficially Owned(1) Percent of Outstanding(1)
----------------          ---------------------------- -------------------------
Thermo Electron
 Corporation(2).........           4,162,000                     29.0%
80 Wyman Street
Waltman, MA 02454

Franklin Resources,
 Inc.(3)................           1,295,730                      9.0%
777 Mariners Island
 Blvd.
San Mateo, CA 94404

Advent International
 Corporation(4).........             996,524                      6.9%
75 State Street
Boston, MA 02109

Robert P. Daltry........             291,146                      2.0%

John C. Hart............              36,000                        *

Earl R. Lewis(5)........               2,000                        *

W. Allen Reed...........              41,000                        *

J. Kenneth Stringer III.             169,585                      1.2%

Ronald L. Turner........              39,000                        *

James A. Fitzhenry......              22,920                        *

William N. Martin.......              20,087                        *

Directors and Executive
 Officers as a group (14
 persons)(6)............             780,960                      5.3%

--------
*    Less than one percent (1%).

(1) Applicable percentage of ownership is based on 14,347,766 shares of Common Stock outstanding as of September 30, 1999. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from September 30, 1999 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1999 is as follows: Mr. Daltry--150,667; Mr. Hart--36,000; Mr. Reed--39,000; Mr. Stringer--95,517; Mr. Turner--39,000; Mr. Martin--
     7,666; Mr. Fitzhenry--10,999; and all officers and directors as a group-- 431,066.

(2)  This information as to beneficial ownership is based on an amendment to
     Schedule 13D filed by Thermo Electron Corporation with the Securities and Exchange Commission on August 16, 1999. The Schedule 13D states that (i) Thermo Electron is the beneficial owner of 4,162,000 shares of Common Stock as to which it has sole voting and dispositive power, and (ii) the 4,162,000 shares of Common Stock as to which beneficial ownership is reported are held by Spectra.

(3) This information as to beneficial ownership is based on a Schedule 13G/A filed by Franklin Resources, Inc. with the Securities and Exchange Commission on January 28, 1999. The Schedule 13G states that Franklin Resources and its affiliates are the beneficial owners of 1,295,730 shares of Common Stock as to which certain affiliates of Franklin Resources have sole voting and dispositive power.

(4) This information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission on April 9, 1999 by Global Private Equity II Limited Partnership, Advent Direct Investment Program Limited Partnership, Advent Israel Limited Partnership, Advent Israel (Bermuda) Limited Partnership, EnviroTech Investment Fund I Limited Partnership (together the "Advent Partnerships"), Advent International Corporation ("AIC") and Advent International Limited Partnership ("AILP"). The Schedule 13G states that AIC is the General Partner of AILP which in turn is the General Partner of each of the Advent Partnerships and, as such, that AIC has sole voting and sole dispositive power with respect to the 996,524 shares of Common Stock as to which beneficial ownership is reported.

(5) Mr. Lewis serves on our Board of Directors as a designee of Spectra. He disclaims beneficial ownership of the 4,162,000 shares of Common Stock held by Spectra.

(6) Does not include the 4,162,000 shares of Common Stock held by Spectra, as to which all directors and executive officers disclaim beneficial ownership.

                              SELLING SHAREHOLDERS

   The Selling Shareholders are the former shareholders of Inframetrics, which we acquired in March 1999. We are registering the shares for offer and sale under the Securities Act of 1933 as required by an agreement we entered into with the Selling Shareholders in connection with our acquisition of Inframetrics. Our registration of the shares does not necessarily mean that any Selling Shareholder will sell all or any of the shares such Selling Shareholder owns. The following table sets forth certain information regarding the Selling Shareholders.

                          Shares Beneficially            Shares Beneficially
                              Owned Prior                    Owned After
                            to Offering(1)       Shares      Offering(1)
                          ----------------------  Being  ----------------------
Name                       Number      Percent   Offered  Number      Percent
----                      ----------- ---------- ------- ----------- ----------
Advent Direct Investment
 Program Limited
 Partnership.............     206,365       1.4% 206,365         --         --
Advent Israel Limited
 Partnership.............      48,504         *   48,504         --         --
Advent Israel (Bermuda)
 Limited Partnership.....       5,991         *    5,991         --         --
EnviroTech Investment
 Fund I Limited
 Partnership.............     187,664       1.3  187,664         --         --
Global Private Equity II
 Limited Partnership.....     548,000       3.8  548,000         --         --
Commonwealth Capital
 Ventures Limited
 Partnership.............     170,570       1.2% 170,570         --         --
Orion Capital Holdings,
 Limited Partnership.....     288,538       2.0% 288,538         --         --
M-K I Partnership,
 Limited Partnership.....      93,689         *   93,689         --         --
The Parthenon Group,
 Inc. ...................      52,914         *   52,914         --         --
Elbit Limited............     315,005       2.2% 315,005         --         --
Inframetrics Investment
 Limited Partnership.....          17         *       17         --         --
Jay Teich................      82,522         *   45,115      37,407          *
Azriel Biberstain........      49,704         *   27,654      22,050          *
Dan Manitakos............      35,593         *   13,543      22,050          *
Andy Teich...............      32,948         *   10,898      22,050          *
Tom Scanlon..............      17,480         *    8,818       8,662          *
Guy Pas..................      15,590         *    8,818       6,772          *
John Rutherford..........      10,824         *   10,824         --         --
Chris Alicandro..........       8,630         *    7,055       1,575          *
Andrew Owen..............       8,630         *    7,055       1,575          *
Charlie Torrielli........       8,346         *    8,346         --         --
John Keene...............       8,157         *    7,055       1,102          *
Detlev Suderow...........       6,330         *    2,550       3,780          *
Kelly Murphy.............       5,412         *    5,412         --         --
Jeff Smith...............       5,102         *    3,527       1,575          *
Maria Cote...............       4,913         *    1,763       3,150          *
Rob Herring..............       4,913         *    1,763       3,150          *
Eli Cohen................       4,125         *    1,763       2,362          *
Andy Nielson.............       4,125         *    1,763       2,362          *
Paul Czerepuszko.........       3,414         *    2,469         945          *
Ken Wood.................       3,338         *    1,763       1,575          *
Paul Birrow..............       2,393         *    1,763         630          *
Chris Koenig.............       2,393         *    1,763         630          *
Rich Demare..............       1,920         *    1,763         157          *
Mike Conley..............       1,763         *    1,763         --         --
Mike Jewett..............       1,763         *    1,763         --         --
Gary Orlove..............       1,763         *    1,763         --         --
Terry Ruane..............       2,078         *    1,763         315        --

--------
 *  Less than one percent (1%).
(1) Applicable percentage of ownership is based on 14,347,766 shares at Common Stock outstanding as of September 30, 1999. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from September 30, 1999 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1999 are as follows: Andy Teich--22,050; Guy Pas--6,772; Andrew Owen--1,575; Andy Nielson--2,362; Terry Ruane--315; and Chris Koenig--630.

                              PLAN OF DISTRIBUTION

   The Selling Shareholders offering shares under this Prospectus are the former shareholders of Inframetrics. In connection with the acquisition of Inframetrics, the former shareholders of Inframetrics received a total of 2,107,522 shares of our Common Stock in exchange for all of the outstanding shares of capital stock of Inframetrics.

   The shares of Common Stock covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of FLIR in making decisions with respect to the timing, manner and size of each sale. The sale of the shares covered by this Prospectus may be effected directly to purchasers by the Selling Shareholders, by any partner, member or shareholder of a Selling Shareholder to which shares have been distributed, or by any donee or pledgee of any such Selling Shareholder as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) or on any exchange or in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market, (iii) through the writing of put or call options (whether such options are listed on an options exchange or otherwise) relating to the shares, or (iv) through a combination of any of the above. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholder or by agreement between the Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers.

   The Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

   If the Selling Shareholders effect transactions by selling shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933 (the "Securities Act"), and any profit on the sale of shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder and any underwriter against certain liabilities, including certain liabilities under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares covered by this Prospectus against certain liabilities, including liabilities under the Securities Act.

   Because the Selling Shareholders may be deemed to be underwriters under the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

   Selling Shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

   Upon FLIR being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon FLIR being notified by a Selling Shareholder that a partner, member or shareholder of a Selling Shareholder or a donee or pledgee of a Selling Shareholder intends to sell shares, a supplement to this Prospectus will be filed.

   We will pay all of the costs, expenses and fees incident to the registration, offering and sale of the shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will not receive any of the proceeds from the sale of any of the shares by the Selling Shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. As of September 30, 1999, there were 14,347,766 shares of Common Stock outstanding, of which 2,107,552 shares are being offered hereby. In addition, Spectra has certain registration rights with respect to the 4,162,000 shares of Common Stock owned by them, and the Selling Shareholders have certain additional registration rights with respect to the shares of Common Stock being offered hereby.

   In connection with our acquisition of AGEMA, we entered into a Registration Rights Agreement dated as of December 1, 1997 with Spectra. That agreement provides that if we propose to register any of our securities under the Securities Act, whether for our own account or otherwise, Spectra, and its permitted assigns, are entitled to notice of the registration and inclusion of such shares therein, subject to certain limitations. In addition, Spectra, and its permitted assigns, may require us to file a registration statement covering such shares, and we are obligated to use our best efforts to effect such registration, subject to certain conditions and limitations. We are obligated to effect only two such demand registrations within any twelve month period. We are required to pay all expenses, other than underwriting discounts and commissions, incurred in connection with a registration initiated by us or the first demand registration in any twelve month period, including all registration, filing, qualification, printing and accounting fees, and the reasonable fees and disbursements of counsel for the selling stockholders not to exceed $25,000 and counsel for the Company. With respect to any registration effected pursuant to the registration rights of such holders, we are required to indemnify such holders against certain liabilities, including liabilities under the Securities Act.

   Pursuant to the Shareholders Agreement between the Company and the Selling Shareholders dated as of March 19, 1999, as amended as of October 27, 1999 (the "Shareholders Agreement"), the Selling Shareholders have certain additional rights with respect to the registration under the Securities Act of the 2,107,552 shares of Common Stock offered hereby (the "Registrable Shares"). At any time, the holders of at least 35 percent of the Registrable Shares may require us to file another registration statement covering such shares, which may provide for an underwritten offering of such shares, and we are obligated to use our best efforts to effect such registration, subject to certain conditions and limitations. We are obligated to effect only one such demand registration except to the extent that any Registrable Shares are excluded from such demand registration based on the advice of the underwriters of the offering, in which case we will be obligated to effect further demand registrations. At any time after April 1, 2000, the Selling Shareholders may require us to file a registration statement on Form S-3 covering the Registrable Shares, and we are obligated to use our best efforts to effect such registration, subject to certain conditions and limitations. We are required to pay all expenses, other than underwriting discounts and commissions, incurred in connection with a demand or Form S-3 registration, including all registration, filing, qualification, printing and accounting fees, and the reasonable fees and disbursements of counsel for the selling stockholders not to exceed $25,000 and counsel for the Company. With respect to any registration effected pursuant to the registration rights of the Selling Shareholders, we are required to indemnify such holders against certain liabilities, including liabilities under the Act.

   If at any time after October 27, 1999 we are in material breach of any material covenant or obligation set forth in the registration rights provisions of the Shareholders Agreement, the Selling Shareholders, acting together, will be entitled to either (i) seek damages and other remedies for such breach, including any and all claims, causes of action, obligations, liabilities, attorneys' fees and costs related thereto, or (ii) receive payment of late fees from us in the amount of $10,000 for each day, if any, from the tenth business day after the date we receive written notice of such breach from the Selling Shareholders to the date that such breach is cured.

   In addition to the registration rights described above, Spectra and the Selling Shareholders will be entitled to sell their shares in compliance with the provisions of Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including any period of ownership of preceding nonaffiliated holders) would generally be entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume of the then-outstanding shares of Common Stock during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders) would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

   The Company has reserved 4,269,400 shares of Common Stock for issuance pursuant to the Company's stock option plans. Of this amount, 1,573,723 shares were subject to outstanding options at September 30, 1999. Common Stock issued upon exercise of stock options granted under the stock option plans will generally be eligible for resale in the open market.

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 30,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value, $0.01 per share. The following description of our capital stock is not complete. You should carefully read our Second Restated Articles of Incorporation and First Restated Bylaws, which have been filed as exhibits to the Registration Statement, of which this Prospectus is a part. Additionally, certain provisions of Oregon law may impact our capital stock.

Common Stock

   As of June 30, 1999, there were 14,256,996 shares of Common Stock outstanding which were held of record by approximately 400 shareholders. Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by our Board of Directors out of funds legally available for that purpose. Holders of Common Stock are entitled to one vote per share on all matters on which they are entitled to vote. They do not have any cumulative voting rights. There are no preemptive, conversion, redemption or sinking fund rights applicable to the Common Stock. In the event of a liquidation, dissolution or winding up of FLIR, holders of Common Stock are entitled to share equally and ratably in all assets remaining after the payment of all debts and liabilities as well as the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock, including those offered through this Prospectus, are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which we may issue in the future as described below.

Preferred Stock

   The Board of Directors has the authority, without action by the shareholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include restricting dividends on the Common Stock diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of FLIR without further action by the shareholders. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention of issuing any shares of Preferred Stock, except as contemplated by the Shareholder Rights Plan described below.

Shareholder Rights Plan

   On June 2, 1999, our Board of Directors approved a Shareholders Rights Plan and declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Common Stock. The dividend was payable to shareholders of record on June 15, 1999--the Record Date. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at a Purchase Price of $65.00 per one one-hundredth share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated June 2, 1999 between us and ChaseMellon Shareholder Services, L.L.C. as Rights Agent, a copy of which has been filed with the Securities and Exchange Commission and is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of the terms of the Rights Agreement is not complete and is qualified by reference to the Rights Agreement.

   The Rights will not be exercisable and will not trade separately from the Common Stock until the earlier of

  . 10 days following a public announcement that a person or group of affiliated or associated persons, referred to individually or collectively as the Acquiring Person, has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock, or

  . 10 business days (or such later date as may be determined by the Board) following commencement of or announcement of an intention to make a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding shares of Common Stock.

   The earlier of such dates is referred to as the Distribution Date.

   Until the Distribution Date or the earlier expiration of the Rights, the Rights will not be separable from the Common Stock and will be transferred along with any transfer of that stock. As soon as practicable following the Distribution Date, however, a separate Rights Certificate evidencing the Rights will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Rights Certificate alone will evidence the Rights.

   The Rights will not be exercisable until the Distribution Date and will expire at the close of business on June 2, 2009, unless that date is changed or the Rights are earlier redeemed or exchanged by us.

   In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper action will be taken so that each holder of a Right who exercises that Right will be entitled to receive a number of shares of Common Stock equal in value to two times the exercise price of the Right. The Rights beneficially owned by the Acquiring Person, however, will be void and will not be exercisable. In the event that we are acquired in a merger, other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper action will be taken so that each holder of a Right, other than those voided Rights held by the Acquiring Person, will then be entitled to receive, upon the exercise of the Right, the number of shares of common stock of the acquiring company which at the time of such transaction is equal to a market value of two times the exercise price of the Right.

   The Purchase Price payable and the number of one one-hundredths of a share of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to customary anti-dilution provisions.

   The number of outstanding Rights is also subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring prior to the Distribution Date.

   Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1 per share or (b) an amount equal to 100 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of FLIR, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1 per share (plus any accrued but unpaid dividends) or (b) an amount equal of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes when voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transactions in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

   The Rights Agreement provides that at any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment.

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued. In lieu of a fractional share an adjustment in cash will be made based on the current market price of the Preferred Stock or the Common Stock.

   In general, at any time until ten days after the date a person or group has become an Acquiring Person, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). After the redemption period has expired, our right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving us, provided there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

   The Rights Agreement may be amended by the Board of Directors in any way prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may only be amended by the Board in order to cure any ambiguity, defect or inconsistency or to make any other changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

   Until a Right is exercised, the holder has no rights as a shareholder of FLIR, including the right to vote or to receive dividends.

Anti-takeover Effects of Certain Provisions of Oregon Law, the Articles and
Bylaws

   We are subject to the Oregon Business Combination Act. The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation, thereby becoming an "interested shareholder," the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an interested shareholder. Business combination transactions for this purpose include:

  . a merger or plan of share exchange;

  . any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; or

  . certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

   These restrictions are not applicable if:

  . as a result of the transaction in which a person became an interested shareholder, they will own at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans);

  . the Board of Directors approves the share acquisition or business combination before the interested shareholder acquires 15% or more of the corporation's voting stock; or

  . the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the interested shareholder) approve the transaction after the interested shareholder has acquired 15% or more of the corporation's voting stock.

   Our Second Restated Articles of Incorporation contain provisions that (i) classify the Board of Directors into three classes, each of which serves for a three-year term with one class elected each year, (ii) provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the outstanding shares of Common Stock, and (iii) permit the Board of Directors to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers and all other rights and preferences of any such series, without any further vote or action by our shareholders.

   The staggered terms for directors, the provisions allowing the removal of directors only for cause, the availability of Preferred Stock for issuance without shareholder approval and the Shareholder Rights Plan may have the effect of lengthening the time required for a person to acquire control of FLIR through a proxy contest or the election of a majority of the Board of Directors and may deter any potential unfriendly offers or other efforts to obtain control. This could deprive our shareholders of opportunities to realize a premium for their Common Stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of FLIR to negotiate terms acceptable to the Board of Directors.

Transfer Agent

   The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC.

                                 LEGAL MATTERS

   Certain of our legal matters, including the validity of the shares of Common Stock being offered for sale under this Prospectus, will be passed on by Ater Wynne LLP, Portland, Oregon.

                                    EXPERTS

   The audited financial statements included in this Prospectus, except as they relate to Inframetrics, Inc., have been audited by PricewaterhouseCoopers LLP, independent auditors, and, insofar as they relate to Inframetrics, Inc., by Ernst & Young LLP, independent auditors, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent auditors given on the authority of such firms as experts in auditing and accounting.

   The audited financial statements of Inframetrics, Inc., not separately presented in this Prospectus have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of FLIR Systems, Inc. have been so included in reliance on the report of such independent auditors given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This Prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. We are also subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. You may review a copy of the Registration Statement, including exhibits and schedules filed therewith, as well as the reports, proxy statements and other information that we have filed at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as FLIR, that file electronically with the Securities and Exchange Commission.

                               FLIR SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of PricewaterhouseCoopers LLP, Independent Accountants............. F-2

Consolidated Statement of Operations for the Years Ended December 31,
 1996, 1997 and 1998 and the Six Months Ended
 June 30, 1998 and 1999................................................... F-3

Consolidated Balance Sheet as of December 31, 1997 and 1998 and
 June 30, 1999............................................................ F-4

Consolidated Statement of Shareholders' Equity for the Years Ended
 December 31, 1996, 1997 and 1998 and the Six Months Ended
 June 30, 1999............................................................ F-5

Consolidated Statement of Cash Flows for the Years Ended December 31,
 1996, 1997 and 1998 and the Six Months Ended
 June 30, 1998 and 1999................................................... F-6

Notes to the Consolidated Financial Statements............................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of FLIR Systems, Inc.

   In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of FLIR Systems, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Inframetrics, Inc., a wholly-owned subsidiary, which statements reflect total assets of $34,160,000 and $31,421,000 at December 31, 1998 and 1997, respectively, and total revenues of $54,690,000, $53,163,000 and $45,768,000 for each of the three years in the period ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Inframetrics, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

April 15, 1999, except as to Note 18, which is as of June 2, 1999
Portland, Oregon

                               FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                              Six Months Ended
                                 Year Ended December 31,          June 30,
                                ----------------------------  -----------------
                                  1996      1997      1998     1998      1999
                                --------  --------  --------  -------  --------
                                                                (Unaudited)
Revenue:
 Commercial...................  $ 54,447  $ 86,656  $138,397  $61,647  $ 56,288
 Government...................    57,338    58,278    70,225   27,854    20,352
                                --------  --------  --------  -------  --------
  Total revenue...............   111,785   144,934   208,622   89,501    76,640
Cost of goods sold............    57,864    86,835    95,329   41,801    50,056
Research and development......    13,574    17,607    26,958   13,518    13,813
Selling and other operating
 costs........................    29,989    41,225    58,933   27,487    28,294
Combination costs.............       --     36,450       --       --      6,110
                                --------  --------  --------  -------  --------
                                 101,427   182,117   181,220   82,806    98,273
  Earnings (loss) from
   operations.................    10,358   (37,183)   27,402    6,695   (21,633)
Interest and other income.....     1,258       540       728      465        18
Interest and other expense....    (1,470)   (4,093)   (5,199)  (2,673)   (2,265)
                                --------  --------  --------  -------  --------
  Earnings (loss) before
   income taxes...............    10,146   (40,736)   22,931    4,487   (23,880)
Income tax provision
 (benefit)....................     2,723   (11,548)    6,155    1,249    (7,642)
                                --------  --------  --------  -------  --------
  Earnings (loss) from
   continuing operations......     7,423   (29,188)   16,776    3,238   (16,238)
Discontinued operations, net
 of taxes:
 Loss from operations of
  discontinued business (less
  applicable income tax
  benefit of $540)............      (830)      --        --       --        --
                                --------  --------  --------  -------  --------
Net earnings (loss)...........  $  6,593  $(29,188) $ 16,776  $ 3,238  $(16,238)
                                ========  ========  ========  =======  ========
Net earnings (loss) per share:
  Basic.......................  $   0.89  $  (3.69) $   1.29  $  0.27  $  (1.15)
                                ========  ========  ========  =======  ========
  Diluted.....................  $   0.86  $  (3.69) $   1.24  $  0.26  $  (1.15)
                                ========  ========  ========  =======  ========


   The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET
                     (in thousands, except for share data)

                                                  December 31,
                                                ------------------   June 30,
                                                  1997      1998       1999
                                                --------  --------  -----------
                                                                    (Unaudited)
                     ASSETS
Current assets:
  Cash and cash equivalents.................... $  7,545  $  4,793   $  5,436
  Accounts receivable, net.....................   66,999    91,202     68,705
  Inventories..................................   49,014    70,312     76,171
  Prepaid expenses.............................    3,610     6,061      9,759
  Deferred income taxes........................    8,326     6,776      6,776
                                                --------  --------   --------
    Total current assets.......................  135,494   179,144    166,847
Property and equipment, net....................   20,535    26,775     27,189
Software development costs, net................    1,043       488        367
Deferred income taxes, net.....................   10,146     9,749     16,940
Intangible assets, net.........................   14,013    15,936     15,396
Other assets...................................    4,047     3,897      3,559
                                                --------  --------   --------
                                                $185,278  $235,989   $230,298
                                                ========  ========   ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable................................ $ 26,558  $ 39,958   $ 68,158
  Accounts payable.............................   21,311    24,031     31,860
  Accounts payable to related parties..........    6,228       --         --
  Accrued payroll and other liabilities........   23,035    16,189     11,685
  Accrued income taxes.........................    1,440     3,893      2,947
  Current portion of long-term debt............    6,148     2,680        791
                                                --------  --------   --------
    Total current liabilities..................   84,720    86,751    115,441
Long-term debt.................................   20,634    19,296        798
Pension liability..............................    3,969     3,960      3,833
Commitments and contingencies..................      --        --         --
Shareholders' equity:
  Preferred stock, $0.01 par value, 10,000,000
   shares authorized; no shares issued at
   December 31, 1997, 1998 and June 30, 1999...      --        --         --
  Common stock, $0.01 par value, 30,000,000
   shares authorized, 11,835,265, 14,133,403
   and 14,256,996 shares issued at December 31,
   1997, 1998 and June 30, 1999, respectively..      119       141        142
  Additional paid-in capital...................  107,278   142,169    142,388
  Accumulated deficit..........................  (31,031)  (14,255)   (30,493)
  Accumulated other comprehensive loss.........     (411)   (2,073)    (1,811)
                                                --------  --------   --------
    Total shareholders' equity.................   75,955   125,982    110,226
                                                --------  --------   --------
                                                $185,278  $235,989   $230,298
                                                ========  ========   ========

   The accompanying notes are an integral part of these financial statements.

                              FLIR SYSTEMS, INC.

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                     (in thousands, except for share data)

                                                                                      Accumulated
                                                               Additional Retained       Other                   Total
                       Preferred Stock        Common Stock      Paid-in   Earnings   Comprehensive           Comprehensive
                     -------------------- --------------------  Capital   (Deficit)      Loss       Total    Income (Loss)
                                                               ---------- ---------  ------------- --------  -------------
                       Shares    Amount     Shares    Amount
                     ---------- --------- ---------- ---------
                                    $0.01                $0.01
Authorized.........  10,000,000 par value 30,000,000 par value
                     ========== ========= ========== =========
Balance, December
31, 1995...........         --       $--   7,362,172      $ 74  $ 66,247  $ 14,773      $   --     $ 81,094         --
 Net earnings for
 the year..........         --        --         --        --        --      6,593          --        6,593    $  6,593
 Common stock
 options exercised.         --        --      70,788         1       587       --           --          588         --
 Common stock
 issued pursuant to
 stock option
 plans.............         --        --      33,330       --        398       --           --          398         --
 Income tax benefit
 from stock options
 exercised.........         --        --         --        --        596       --           --          596         --
 Transfer of assets
 to Elbit Ltd......         --        --         --        --        --     (9,310)         --       (9,310)        --
 Purchase and
 retirement of
 common stock......         --        --         --        --    (16,401)  (13,899)         --      (30,300)        --
 Translation
 adjustment........         --        --         --        --        --        --          (203)       (203)       (203)
                     ---------- --------- ---------- ---------  --------  --------      -------    --------    --------
Balance, December
31, 1996...........         --        --   7,466,290        75    51,427    (1,843)        (203)     49,456         --
Comprehensive
income, year ended
December 31, 1996..                                                                                            $  6,390
                                                                                                               ========
 Net loss for the
 year..............         --        --         --        --        --    (29,188)         --      (29,188)   $(29,188)
 Common stock
 options exercised.         --        --     206,975         2     1,460       --           --        1,462         --
 Common stock
 issued for
 acquisition.......         --        --   4,162,000        42    54,064       --           --       54,106         --
 Income tax benefit
 from stock options
 exercised.........         --        --         --        --        327       --           --          327         --
 Translation
 adjustment........         --        --         --        --        --        --          (208)       (208)       (208)
                     ---------- --------- ---------- ---------  --------  --------      -------    --------    --------
Balance, December
31, 1997...........         --        --  11,835,265       119   107,278   (31,031)        (411)     75,955
Comprehensive loss,
year ended December
31, 1997...........                                                                                            $(29,396)
                                                                                                               ========
 Net earnings for
 the year..........         --        --         --        --        --     16,776          --       16,776    $ 16,776
 Common stock
 options exercised.         --        --     188,508         1     1,681       --           --        1,682         --
 Common stock
 issued pursuant to
 stock option
 plans.............         --        --     111,130         1     1,181       --           --        1,182
 Common stock
 issued............         --        --   1,998,500        20    32,656       --           --       32,676         --
 Cost of stock
 issuance..........         --        --         --        --       (627)      --           --         (627)         --
 Translation
 adjustment........         --        --         --        --        --        --        (1,662)     (1,662)     (1,662)
                     ---------- --------- ---------- ---------  --------  --------      -------    --------    --------
Balance, December
31, 1998...........         --        --  14,133,403       141   142,169   (14,255)      (2,073)    125,982
Comprehensive
income year ended
December 31, 1998..                                                                                            $ 15,114
                                                                                                               ========
 Net loss for the
 period............         --        --         --        --        --    (16,238)         --      (16,238)   $(16,238)
 Common stock
 options exercised.         --        --     123,593         1       219       --           --          220         --
 Translation
 adjustment........         --        --         --        --        --        --           262         262         262
                     ---------- --------- ---------- ---------  --------  --------      -------    --------    --------
Balance, June 30,
1999 (unaudited)...         --       $--  14,256,996      $142  $142,388  $(30,493)     $(1,811)   $110,226
                     ========== ========= ========== =========  ========  ========      =======    ========
Comprehensive loss,
six months ended
June 30, 1999
(Unaudited)........                                                                                            $(15,976)
                                                                                                               ========

  The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                             Six Months Ended
                                 Year Ended December 31,         June 30,
                                 --------------------------  ------------------
                                  1996      1997     1998     1998      1999
                                 -------  --------  -------  -------  ---------
                                                                (Unaudited)
Cash (used) provided by
 operating activities:
 Net earnings (loss)...........  $ 6,593  $(29,188) $16,776  $ 3,238  $(16,238)
 Income charges not affecting
  cash:
 Loss from discontinued
  operations...................      830       --       --       --         --
 In-process research and
  development write-off........      --     33,600      --       --         --
 Depreciation..................    2,697     3,485    6,065    2,936      3,453
 Amortization..................      481       680    2,412    1,443      1,175
 Disposal and write-offs of
  property and equipment.......      239       333      446      165        471
 Deferred income taxes.........     (569)  (14,073)   1,947      146     (7,191)
 Changes in certain working
  capital components, net of
  effects of acquisition:
 (Increase) decrease in
  accounts receivable..........   (6,932)  (18,288) (24,203)  (1,457)    22,497
 (Increase) decrease in
  inventories..................  (12,760)    6,739  (21,298)  (7,246)    (5,859)
 (Increase) decrease in prepaid
  expenses.....................     (386)       73   (2,451)     202     (3,698)
 (Increase) decrease in other
  assets.......................     (329)    1,324      (80)     133        230
 Increase (decrease) in
  accounts payable.............    4,560     4,588    2,720    2,614      7,829
 (Decrease) increase in
  accounts payable to related
  parties......................     (145)      976   (6,228)  (1,198)       --
 Increase (decrease) in accrued
  payroll and other
  liabilities..................    1,084     5,383   (6,846) (13,272)    (4,504)
 (Decrease) increase in accrued
  income taxes.................      (88)   (1,037)   2,453      807       (946)
                                 -------  --------  -------  -------  ---------
Cash used by continuing
 operations....................   (4,725)   (5,405) (28,287) (11,489)    (2,781)
Cash used in discontinued
 operations....................   (4,376)      --       --       --         --
                                 -------  --------  -------  -------  ---------
Cash used by operating
 activities....................   (9,101)   (5,405) (28,287) (11,489)    (2,781)
                                 -------  --------  -------  -------  ---------
Cash used by investing
 activities:
 Additions to property and
  equipment....................   (6,798)  (11,905) (13,182)  (6,838)    (4,744)
 Net cash acquired from Agema..      --        805      --       --         --
 Increase in intangible assets.      --        --    (2,880)     --         --
 Software development costs....     (630)     (703)    (239)    (239)       --
                                 -------  --------  -------  -------  ---------
Cash used by investing
 activities....................   (7,428)  (11,803) (16,301)  (7,077)    (4,744)
                                 -------  --------  -------  -------  ---------
Cash provided by financing
 activities:
 Net increase in notes payable.    4,309    19,971   13,400   14,152     28,200
 Proceeds from long-term debt..   25,317     1,893    1,570      567        --
 Repayments of long-term debt
  including current portion....   (1,599)   (1,381)  (6,376)    (896)   (20,387)
 (Decrease) increase of pension
  liability....................      --       (107)      (9)      25       (127)
 Common stock issued...........   10,000       --    32,676      --         --
 Cost of common stock issuance.     (562)      --      (627)     --         --
 Purchase and retirement of
  common stock.................  (30,300)      --       --       --         --
 Proceeds from exercise of
  stock options
  and shares issued pursuant to
  incentive stock option
  plans, including tax benefit.    1,582     1,789    2,864    2,114        220
                                 -------  --------  -------  -------  ---------
Cash provided by financing
 activities....................    8,747    22,165   43,498   15,962      7,906
                                 -------  --------  -------  -------  ---------
Effect of exchange rate changes
 on cash.......................     (173)     (208)  (1,662)    (821)       262
                                 -------  --------  -------  -------  ---------
Net (decrease) increase in
 cash..........................   (7,955)    4,749   (2,752)  (3,425)       643
Cash and cash equivalents,
 beginning of period...........   10,751     2,796    7,545    7,545      4,793
                                 -------  --------  -------  -------  ---------
Cash and cash equivalents, end
 of period.....................  $ 2,796  $  7,545  $ 4,793  $ 4,120  $   5,436
                                 =======  ========  =======  =======  =========

   The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Nature of Business and Significant Accounting Policies

   FLIR Systems, Inc. (the "Company") is a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of applications in commercial and government markets. The Company's thermal imaging systems use advanced infrared technologies that detect infrared radiation, or heat, enabling the operator to measure minute temperature differences and to see objects in daylight or total darkness and through obscurants such as smoke, haze and most types of fog. The Company's products can also incorporate visible light cameras, proprietary image analysis software and gyrostabilized gimbal technology. The Company's products come in a variety of configurations such as handheld or ground-based systems, or can be mounted on ships, helicopters or fixed-wing aircraft. The Company's products provide state-of-the-art imaging technology coupled with competitive price performance characteristics for existing commercial and government applications, including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, federal drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. The Company has also developed innovative new products utilizing advanced "uncooled" thermal imaging technology, which allows for less-expensive, smaller, lighter, solid-state systems that require less power to operate. In addition, the Company's product configurations and image analysis software tools increase the Company's ability to provide products tailored to meet individual customer requirements.

   The accompanying consolidated financial statements as of and for the six months ended June 30, 1998 and 1999 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. Certain information and footnote disclosures related to the interim periods normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the year ended December 31, 1998.

 Principles of consolidation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Recognition of revenue

   Revenue on commercial sales is generally recognized upon shipment. Government sales often require significant integration with other aircraft components and related revenue is generally recognized when products are shipped from the Company's facilities and realization is reasonably assured. Adjustments in estimates, which can affect both revenues and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on sales or related receivables are recorded when identified.

 Cash and cash equivalents

   The Company considers short-term investments which are highly liquid, readily convertible into cash and have original maturities of less than three months to be cash equivalents for purposes of the statement of cash flows. The Company generally invests its excess cash in investment grade, short-term commercial paper which is held to maturity. At December 31, 1997, 1998 and June 30, 1999 the Company did not hold any short-term investments.

                               FLIR SYSTEMS, INC.

 Inventories

   Inventories are stated at the lower of average cost or market.

 Property and equipment

   Property and equipment are stated at cost and are depreciated using a straight-line methodology over their estimated useful lives. Such lives range from three to ten years.

   Repairs and maintenance are charged to operations as incurred.

 Software development costs

   The Company capitalizes software development costs when a project reaches technological feasibility and ceases capitalization once the related product is ready for release. Research and development costs related to software development that has not reached technological feasibility are expensed as incurred. Software development costs are amortized at the greater of (a) the ratio of number of units shipped to the current and anticipated future units to be shipped or (b) the straight-line method over the remaining estimated economic life of the product. Generally, the estimated economic life is three years.

 Earnings per share

   Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, computed using the treasury stock method for stock options. The following table sets forth the reconciliation of the denominator utilized in the computation of basic and diluted earnings (loss) per share (in thousands):

                                                                  Six Months
                                       Year Ended December 31,  Ended June 30,
                                       ------------------------ ---------------
                                        1996    1997     1998    1998    1999
                                       ------- ------- -------- ------- -------
                                                                  (Unaudited)
Weighted average number of common
 shares outstanding...................   7,438   7,920   12,983  11,964  14,163
Assumed exercise of stock options net
 of shares assumed reacquired under
 the treasury stock method............     263     --       527     603     --
                                       ------- ------- -------- ------- -------
Diluted shares outstanding............   7,701   7,920   13,510  12,567  14,163
                                       ======= ======= ======== ======= =======

   The effect of stock options for the year ended December 31, 1997 and the six months ended June 30, 1999, which aggregated 604,000 and 340,000, respectively, have been excluded for purposes of diluted earnings per share since the effect would have been anti-dilutive.

 Reclassifications

   Certain reclassifications have been made to prior years' data to conform with the current year's presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

                               FLIR SYSTEMS, INC.

 Statement of cash flows

   Cash paid for interest and income taxes amounted to the following (in thousands):

                                                                    Six Months
                                                                       Ended
                                           Year Ended December 31,   June 30,
                                           ----------------------- -------------
                                            1996    1997    1998    1998   1999
                                           ------- ------- ------- ------ ------
                                                                    (Unaudited)
Cash paid for:
  Interest................................ $   914 $ 2,273 $ 3,930 $1,808 $1,964
  Taxes................................... $ 1,010 $ 3,332 $ 3,812 $  442 $1,068

   The non-cash portion of the AGEMA acquisition in December 1997 was excluded from the 1997 statement of cash flows (see Note 16).

 Fair value of financial assets and liabilities

   The Company estimates the fair value of its monetary assets and liabilities based upon comparison of such assets and liabilities to the current market values for instruments of a similar nature and degree of risk. The Company estimates that the recorded value of all of its monetary assets and liabilities approximates fair value as of December 31, 1998, except for the patent note described in Note 9. Interest has been imputed on the patent note at 14%, which exceeds the current market rate for this type of note. Therefore, the fair value of this note is estimated to be approximately $14,000 in excess of its recorded value at December 31, 1998.

 Stock-based compensation

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to choose whether to account for stock-based compensation under the method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) or use the fair value method described in SFAS No. 123. The Company follows the provisions of APB 25 (see Note 13).

 Concentration of credit risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. Concentration of credit risk with respect to trade receivables is limited because a relatively large number of geographically diverse customers make up the Company's customer base, thus diversifying the trade credit risk. The Company controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs in-depth credit evaluations for all new customers and requires letters of credit, bank guarantees and advanced payments, if deemed necessary.

 Certain risks and uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates and judgments made by management of the Company include matters such as collectibility of accounts receivable, realizability of inventories and recoverability of capitalized software and deferred tax assets. Actual results could differ from those estimates.

 Comprehensive income

   Translation adjustment represents the Company's only other comprehensive income item. Translation adjustment represents unrealized gains/losses resulting from the translation of the financial statements of the

                               FLIR SYSTEMS, INC.

Company's foreign subsidiaries in accordance with SFAS No. 52, "Foreign Currency Translation." The Company has no intention of liquidating the assets of the foreign subsidiaries in the foreseeable future.

 Recent accounting pronouncements

   In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities." The Company plans to adopt SFAS No. 133 in 2001, however, management believes that the impact of adoption will not have a significant effect on the Company's financial position or results of operations.

Note 2--Other Operating Costs

   Selling and other operating costs consist of the following (in thousands):

                                                                  Six Months
                                                                     Ended
                                        Year Ended December 31,    June 30,
                                        ----------------------- ---------------
                                         1996    1997    1998    1998    1999
                                        ------- ------- ------- ------- -------
                                                                  (Unaudited)
Representative commissions............. $ 3,148 $ 4,331 $ 8,297 $ 3,589 $ 1,710
Allowance for doubtful accounts........   1,320   1,059     417     169     326
Other selling, general and
 administrative expenses...............  25,521  35,835  50,219  23,729  26,258
                                        ------- ------- ------- ------- -------
                                        $29,989 $41,225 $58,933 $27,487 $28,294
                                        ======= ======= ======= ======= =======

Note 3--Income Taxes

   SFAS No. 109, "Accounting for Income Taxes," requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events and basis differences that have been recognized in the Company's financial statements and tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse.

   The provision (benefit) for income taxes is as follows (in thousands):

                                                     Year ended December 31,
                                                     --------------------------
                                                      1996      1997     1998
                                                     -------  --------  -------
Current tax expense:
  Federal........................................... $ 2,966  $  1,640  $ 2,209
  State.............................................     326       350       68
  Foreign...........................................     --        538    1,931
                                                     -------  --------  -------
                                                       3,292     2,528    4,208
                                                     -------  --------  -------
Deferred tax expense (benefit):
  Federal...........................................     531   (16,802)   4,556
  State.............................................     119    (1,858)     122
  Foreign...........................................     --        478      --
                                                     -------  --------  -------
                                                         650   (18,182)   4,678
                                                     -------  --------  -------
(Decrease) increase in valuation allowance..........  (1,219)    4,106   (2,731)
                                                     -------  --------  -------
Total provision (benefit)........................... $ 2,723  $(11,548) $ 6,155
                                                     =======  ========  =======

                               FLIR SYSTEMS, INC.

   Deferred tax assets (liabilities) are composed of the following components (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Allowance for doubtful accounts............................... $   821  $ 1,095
Warranty reserve..............................................     592      577
Inventory basis differences...................................   3,905    2,521
Accrued liabilities...........................................   1,873    2,503
Other.........................................................   1,135       80
                                                               -------  -------
Net current deferred tax assets............................... $ 8,326  $ 6,776
                                                               =======  =======
Acquired in-process research and development.................. $12,768  $11,846
Net operating loss carryforwards..............................   3,358    1,406
Credit carryforwards..........................................   1,334    2,673
Depreciation..................................................     (29)      (6)
Software development costs....................................    (396)    (185)
Intangible assets.............................................     --    (1,003)
Unremitted foreign earnings...................................     --      (824)
                                                               -------  -------
Gross long-term deferred tax asset............................  17,035   13,907
Deferred tax asset valuation allowance........................  (6,889)  (4,158)
                                                               -------  -------
Net long-term deferred tax asset.............................. $10,146  $ 9,749
                                                               =======  =======

   The provision for income taxes differs from the amount of tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                    Year ended December 31,
                                                   ----------------------------
                                                    1996      1997       1998
                                                   -------  --------   --------
Statutory federal tax rate........................    34.0%    (34.0)%     34.0%
Increase (decrease) in rates resulting from:
  State taxes.....................................     4.3      (4.0)       1.9
  Foreign sales corporation benefit...............    (2.0)     (2.8)      (1.5)
  Research and development credits................    (8.8)     (0.5)      (5.3)
  (Decrease) increase in valuation allowance......    (3.9)     10.1      (11.9)
  Non-deductible expenses.........................     2.0       1.4        8.6
  Other...........................................     1.2       1.5        1.0
                                                   -------  --------   --------
Effective tax rate................................    26.8%    (28.3)%     26.8%
                                                   =======  ========   ========

   As of December 31, 1998, the Company had net operating loss carryforwards which aggregated $3,795,000 and expire in the years 2005 through 2010. Utilization of the Company's acquired net operating loss carryforwards related to the Company's subsidiary FSI Automation is limited to future earnings of FSI Automation and is further limited to approximately $350,000 per year. In addition, the Company has various tax credits available aggregating $2,673,000 as of December 31, 1998, which expire in the years 2007 through 2013.

   U.S. and foreign withholding taxes are provided on the earnings of foreign subsidiaries. The Company is required to remit earnings of foreign subsidiaries in order to realize the benefit of the acquired in-process research and development deferred tax assets. Such assets are realizable over a 15 year period. The valuation

                               FLIR SYSTEMS, INC.

allowance related to long-term deferred tax assets was decreased in 1998 due to the effects that foreign subsidiaries profitability had on management's assessment of the amount of deferred tax asset that is more likely than not to be realized in the future.

Note 4--Accounts Receivable

   Accounts receivable are net of an allowance for doubtful accounts of $2,639,000, $3,216,000 and $2,730,000 at December 31, 1997 and 1998 and June
30, 1999, respectively.

Note 5--Inventories

   Inventories consist of the following (in thousands):

                                                    December 31,
                                                   ----------------   June 30,
                                                    1997     1998       1999
                                                   -------  -------  -----------
                                                                     (Unaudited)
Raw material and subassemblies.................... $31,541  $36,315    $41,805
Work-in-progress..................................  14,910   12,527     18,165
Finished goods....................................   5,359   22,330     17,615
                                                   -------  -------    -------
                                                    51,810   71,172     77,585
Less progress payments received from customers....  (2,796)    (860)    (1,414)
                                                   -------  -------    -------
                                                   $49,014  $70,312    $76,171
                                                   =======  =======    =======

Note 6--Property and Equipment

   Property and equipment are summarized as follows (in thousands):

                                                   December 31,
                                                 ------------------   June 30,
                                                   1997      1998       1999
                                                 --------  --------  -----------
                                                                     (Unaudited)
Machinery and equipment......................... $ 25,775  $ 31,953   $ 32,157
Office equipment and other......................   11,568    17,250     20,801
                                                 --------  --------   --------
                                                   37,343    49,203     52,958
Less accumulated depreciation...................  (16,808)  (22,428)   (25,769)
                                                 --------  --------   --------
                                                 $ 20,535  $ 26,775   $ 27,189
                                                 ========  ========   ========

   Property and equipment includes the cost of equipment held by the Company under capital lease agreements. Such cost and related accumulated depreciation aggregated $3,674,000 and $1,939,000, respectively, at December 31, 1997, and $2,938,000 and $2,078,000 respectively, at December 31, 1998, and $2,938,000 and $2,214,000, respectively, at June 30, 1999.

Note 7--Software Development Costs

   Software development costs are summarized as follows (in thousands):

                                                     December 31,
                                                     --------------   June 30,
                                                      1997    1998      1999
                                                     -------  -----  -----------
                                                                     (Unaudited)
Software development costs.......................... $ 2,236  $ 765     $ 765
Less accumulated amortization.......................  (1,193)  (277)     (398)
                                                     -------  -----     -----
                                                     $ 1,043  $ 488     $ 367
                                                     =======  =====     =====

                               FLIR SYSTEMS, INC.

   During 1998, the Company sold a software product line for $1,500,000. Related to this sale, the Company wrote off all capitalized software costs and related accumulated amortization, which aggregated $1,710,000 and $1,225,000, respectively. The unamortized balance of the capitalized software sold, which aggregated $485,000, is included in cost of sales as amortization expense for the year ended December 31, 1998.

   Amortization of capitalized software costs aggregated $794,000, $459,000 and $300,000 for the years ended December 31, 1998, 1997 and 1996, respectively and $667,000 and $121,000 for the six months ended June 30, 1998 and 1999, respectively.

Note 8--Notes Payable

   The Company has a $42,000,000 line of credit bearing interest at LIBOR plus 1.50% (7.0% and 6.7% at December 31, 1998 and June 30, 1999, respectively), which is secured by all assets of the Company and expires on June 1, 2000. In conjunction with the completion of the Inframetrics transaction on March 30, 1999 (see Note 17), the Company's line of credit was increased to $70,000,000. Approximately $24,000,000 of the line of credit was utilized to payoff existing Inframetrics debt at the time of merger.

   Additionally, the Company, through one of its subsidiaries, has a 40,000,000 Swedish Kroner (approximately $4,878,000) line of credit at 4.7% at December 31, 1998 and June 30, 1999.

   In 1996, the Company, through one of its subsidiaries, entered into a revolving credit agreement with a commercial bank consisting of a revolving credit facility of $6.5 million. At December 31, 1998, the revolving credit facility enabled the Company to borrow up to $6.5 million. The interest rate on the revolving line of credit ranged from 7.1% to 7.4% at December 31, 1998. This line of credit was paid-off and closed in connection with the completion of the Inframetrics transaction (See Note 17).

   At December 31, 1997, 1998 and June 30, 1999, the Company had $26,558,000,
$39,958,000 and $68,158,000, respectively, outstanding against these lines. Standby letters of credit were outstanding at December 31, 1998 and June 30, 1999, totaling $662,000 and $330,000, respectively.

Note 9--Long-Term Debt

   Long-term debt is summarized as follows (in thousands):

                                                   December 31,
                                                  ----------------   June 30,
                                                   1997     1998       1999
                                                  -------  -------  -----------
                                                                    (Unaudited)
Note payable--patent............................. $   206  $   109    $  109
Note payable--Elbit Ltd. (paid in full in March
 1999)...........................................  11,000   11,000       --
Interest on note payable to Elbit Ltd. (paid in
 full in March 1999).............................   1,117    2,087       --
Note payable to bank (paid in full in March
 1999)...........................................   7,713    6,837       --
Note payable to bank (paid in full in 1998)......   4,609      --        --
Capital leases...................................   2,137    1,943     1,480
                                                  -------  -------    ------
                                                   26,782   21,976     1,589
Less current portion.............................  (6,148)  (2,680)     (791)
                                                  -------  -------    ------
                                                  $20,634  $19,296    $  798
                                                  =======  =======    ======

   The patent note calls for annual payments through 1999 of $70,000 plus an adjustment for changes in the Consumer Price Index. Because the note did not include a stated interest rate, interest has been imputed at a

                               FLIR SYSTEMS, INC.

rate of 14%. The Consumer Price Index was estimated assuming an average increase of 5% per year. Payments of $119,000, $116,000 and $115,000 were made in the years ended December 31, 1998, 1997 and 1996, respectively. The related patent was capitalized based on the present value, at inception, of the patent note of $683,000. The patent was fully amortized as of December 31, 1990.

   The Company had a subordinated promissory note for $11 million to Elbit Ltd. The note bears interest at 8% and was paid in full on March 30, 1999 in conjunction with the closing of the Inframetrics merger. At December 31, 1997 and 1998, accrued interest of $1,117,000 and $2,087,000, respectively, on this note is included in long-term debt on the accompanying balance sheet.

   In 1996, the Company, through one of its subsidiaries, entered into a term loan agreement with a commercial bank consisting of a note payable of $8.5 million The interest rate on the note payable ranged from 7.1% to 7.4% at December 31, 1998. This note payable was paid-off and closed in connection with the completion of the Inframetrics transaction. At December 31, 1997 and 1998, the note payable balance of $7,713,000 and $6,837,000, respectively, is included in long-term debt.

Note 10--Pension Plans

   The Company offers most of the employees outside the United States participation in defined benefit pension plans (the "Plans").

   A summary of the components of the net periodic pension expense for the Plans for substantially all employees outside the United States follows (in thousands):

                                                                   1997   1998
                                                                  ------ ------
Change in benefit obligation:
  Projected benefit obligation at beginning of the period........        $3,421
  Service costs..................................................           --
  Interest costs.................................................           278
  Actuarial loss.................................................           241
  Benefits paid..................................................           (57)
  Foreign currency exchange changes..............................          (288)
                                                                         ------
  Projected benefit obligation at December 31....................         3,595
                                                                         ------
Fair value of plan assets at January 1........................... $  --     --
Funded status....................................................  3,421  3,595
Unrecognized net (loss) gain.....................................     90    (73)
Unrecognized transition obligation...............................    458    438
                                                                  ------ ------
Pension liability recognized..................................... $3,969 $3,960
                                                                  ====== ======

   Changes in benefit obligation amounts are not reflected for 1997 since the Plans for employees outside the United States were acquired with AGEMA in December 1997, (see Note 16). Assumptions used for the Plans were as follows:

                                                                     1997  1998
                                                                     ----  ----
Weighted average discount rate...................................... 6.00% 5.00%
Rates of increase in compensation levels............................ 3.00% 2.50%
Inflation rate...................................................... 2.00% 1.50%

                               FLIR SYSTEMS, INC.

   Components of net periodic benefit cost are as follows (in thousands):

                                                                           1998
                                                                           ----
Interest costs............................................................ $278
Amortization of transition costs..........................................  (35)
                                                                           ----
Net periodic pension costs................................................ $243
                                                                           ====

Note 11--Commitments and Contingencies

   The Company leases its primary facilities under various operating leases which expire in 1999 through 2004. Total rent expense for the years ended December 31, 1996, 1997 and 1998 amounted to $1,910,000, $2,379,000 and
$3,629,000, respectively. Rent expense aggregated $1,190,000 and $1,815,000 for the six months ended June 30, 1998 and 1999, respectively.

   Minimum rental payments required under all non-cancelable leases for equipment and facilities at December 31, 1998 are as follows (in thousands):

                                                              Capital  Operating
                                                              leases    leases
                                                              -------  ---------
  1999....................................................... $  836    $3,019
  2000.......................................................    719     2,591
  2001.......................................................    456     1,016
  2002.......................................................    198       165
  2003.......................................................     39       129
  Thereafter.................................................    --         12
                                                              ------    ------
Total minimum lease payments.................................  2,248    $6,932
                                                                        ======
Less amount representing interest............................   (305)
                                                              ------
Present value of lease payments.............................. $1,943
                                                              ======

   The Company recorded $129,000 and $138,000 in sublease income from a non-cancelable sublease in 1997 and 1998, respectively. The future minimum rentals to be received by the Company as of December 31, 1998 are $128,000 in 1999.

   The Company has a 401(k) Savings and Retirement Plan (the "Plan") to provide for voluntary salary deferral contributions on a pre-tax basis for employees within the United States in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. The Plan allows for contributions by the Company. The Company recorded matching contributions of $842,000, $933,000 and $1,120,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

   From time to time, the Company may be subject to certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position or results of operations of the Company.

Note 12--Capital Stock

   In 1998, the Company increased the number of shares of common stock reserved for future issuance pursuant to its incentive stock plans to 4,269,400. Under the plans, restricted stock, incentive stock options or non-qualified stock options may be granted to employees, consultants or non-employee directors of the

                               FLIR SYSTEMS, INC.

Company with an exercise price of not less than the fair market value of the stock on the date of grant. Options granted pursuant to the plans expire ten years from date of grant and the plan terminates in 2003.

   Under the 1992 incentive stock plan, 430,000 shares of common stock were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achievement of specified performance goals. Shares granted in 1997 and 1998 aggregated 115,000 and 133,500 shares, respectively. Of the shares granted, 57,500 and 53,630 shares were earned in 1997 and 1998, respectively, based upon achievement of specified performance goals. Shares granted which are not issued lapse and cease to be subject to the award. Compensation expense related to these awards in the amounts of $398,000, $1,747,000 and $1,050,000 was recorded in 1996, 1997 and
1998, respectively, and is included in selling and other operating costs. At December 31, 1998, there were 81,500 shares available for future awards.

   On July 6, 1998, the Company completed a secondary public offering of 2,399,130 shares of common stock, including 1,638,630 shares of common stock issued and sold by the Company. Additionally, on July 24, 1998, the underwriters exercised the over-allotment option related to the secondary offering and the Company issued and sold an additional 359,870 shares of common stock. The net proceeds of $32,049,000 were completely utilized to repay in full a payable to a related party, which aggregated approximately $4,985,000, and to reduce amounts outstanding under the Company's lines of credit.

Note 13--Stock Options

   The Company has elected to account for its stock-based compensation under APB 25; however, as required by SFAS No, 123, the Company has computed for pro forma disclosure purposes the value of options granted during 1996, 1997 and 1998 using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants for 1996, 1997 and 1998 were a risk-free interest rate of 5.2%, 6.0% and 5.7%, respectively; an expected dividend yield of 0%; an expected life of three years; and an expected volatility of 22.7%, 40.2% and 48.4%, respectively.

   Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 1996, 1997 and 1998, the total value of the options granted was computed to be $819,000, $1,879,000 and $2,440,000, respectively, which would be amortized on a straight-line basis over the vesting period of the options.

   If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net earnings and pro forma net earnings per share would have been as follows (in thousands, except per share data):

                                                       Year Ended December 31,
                                                       ------------------------
                                                        1996    1997     1998
                                                       ------ --------  -------
Net earnings (loss)--as reported...................... $6,593 $(29,188) $16,776
Net earnings (loss)--pro forma........................ $6,138 $(29,969) $15,606
Net earnings (loss) per share:
  Basic--as reported.................................. $ 0.89 $  (3.69) $  1.29
  Diluted--as reported................................ $ 0.86 $  (3.69) $  1.24
Net earnings (loss) per share:
  Basic--pro forma.................................... $ 0.83 $  (3.78) $  1.20
  Diluted--pro forma.................................. $ 0.80 $  (3.78) $  1.16

   The effects of applying SFAS No. 123 for providing pro forma disclosure for 1996, 1997 and 1998 are not likely to be representative of the effects on reported net earnings and earnings per share for future years, since options vest over several years and additional awards may be made.

                               FLIR SYSTEMS, INC.

   The table below summarizes the Company's stock option activity:

                                                                Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
Balance at December 31, 1995........................   828,571       $ 9.41
Granted.............................................   331,000        11.07
Exercised...........................................   (70,788)        8.41
Terminated..........................................   (27,757)       11.56
                                                     ---------       ------
Balance at December 31, 1996........................ 1,061,026         9.94
Granted.............................................   580,085         9.73
Exercised...........................................  (206,975)        7.97
Terminated..........................................   (94,608)       11.13
                                                     ---------       ------
Balance at December 31, 1997........................ 1,339,528        10.09
Granted.............................................   386,309        16.67
Exercised...........................................  (188,508)        8.92
Terminated..........................................  (116,935)       12.47
                                                     ---------       ------
Balance at December 31, 1998........................ 1,420,394        11.84
Granted.............................................   474,100        17.31
Exercised...........................................  (123,592)        1.75
Terminated..........................................   (21,459)       16.12
                                                     ---------       ------
Balance at June 30, 1999 (unaudited)................ 1,749,443       $13.98
                                                     =========       ======

   The following table sets forth the exercise price range, number of shares, weighted average exercise price, and the remaining contractual lives by group of similar price and grant dates, as of December 31, 1998:

                                                                              Weighted
                                                                               Average
                                                     Weighted                 Remaining
                            Number of                Average                 Contractual
Exercise Price Range         Shares               Exercise Price                Life
--------------------        ---------             --------------             -----------
       $0.38                  179,323                   0.38                     9.0
       $1.63                    8,400                   1.63                     0.7
       $3.17                   14,372                   3.17                     9.0
       $5.23                  116,849                   5.23                     2.6
    $9.13-$13.69              407,449                  11.46                     6.2
   $13.75-$20.50              651,501                  16.14                     8.5
   $20.63-$21.38               42,500                  20.93                     9.4
                            ---------                 ------                     ---
                            1,420,394                 $11.84                     7.4
                            =========                 ======                     ===

   Options exercisable at December 31, 1998, totaled 873,822 shares at a weighted average exercise price of $9.22. Options available for grant at December 31, 1998 totaled 1,900,249 shares.

Note 14--Related Party Transactions

   The Company and Hughes Aircraft Company ("Hughes") were related parties as a result of Hughes' stock ownership interest in the Company. During 1998, Hughes disposed of its holdings of the Company's stock and accordingly was no longer a related party at December 31, 1998. The Company purchased inventory parts from Hughes and its subsidiaries during the years ended December 31, 1998, 1997 and 1996 respectively, in the amounts of $659,000, $2,243,000 and $1,670,000. Sales of the Company's products to Hughes and its affiliates amounted to $211,000, $34,000 and $103,000, respectively, for the years ended December 31, 1998, 1997 and 1996. Hughes is a wholly-owned subsidiary of Raytheon Company. Sales of the Company's products to Raytheon for the years ended December 31, 1998, 1997 and 1996 amounted to $8,824,000, $5,061,000 and $1,429,000, respectively. All transactions with Hughes and Raytheon were on terms no more favorable than those available to unaffiliated third parties.

                               FLIR SYSTEMS, INC.

   Spectra is a related party as a result of its representation on the Company's Board of Directors and stock ownership interest. During 1998, the Company was indebted to Spectra in the maximum amount of $5,031,000 as a result of debt assumed by the Company in connection with the acquisition of AGEMA. This amount was repaid in July 1998.

Note 15--Segment Information

   The Company has determined its operating segments to be the commercial and government market segments. The commercial segment consists of thermal imaging applications including condition monitoring, research and development, manufacturing process control and airborne observation and broadcast. The government segment comprises thermal imaging applications including search and rescue, federal drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environment monitoring, and ground-based security.

   The accounting policies of the segments are the same as those described in
Note 1. The Company evaluates performance based upon revenue and gross profit for each segment and does not evaluate segment performance on any other income measurement.

   Operating segment information including revenue and gross profit are as follows (in thousands):

                                       Year ended December 31,                  Six months ended June 30,
                         --------------------------------------------------- -------------------------------
                               1996             1997             1998             1998            1999
                         ---------------- ---------------- ----------------- --------------- ---------------
                                                                                       (Unaudited)
                                   Gross            Gross            Gross            Gross           Gross
                         Revenue  Profit  Revenue  Profit  Revenue   Profit  Revenue Profit  Revenue Profit
                         -------- ------- -------- ------- -------- -------- ------- ------- ------- -------
Commercial.............. $ 54,447 $25,227 $ 86,656 $26,403 $138,397 $ 76,477 $61,647 $31,728 $56,288 $20,880
Government..............   57,338  28,694   58,278  31,696   70,225   36,816  27,854  15,972  20,352   5,704
                         -------- ------- -------- ------- -------- -------- ------- ------- ------- -------
Total................... $111,785 $53,921 $144,934 $58,099 $208,622 $113,293 $89,501 $47,700 $76,640 $26,584
                         ======== ======= ======== ======= ======== ======== ======= ======= ======= =======

   Information related to revenue by significant geographical location is as follows (in thousands):

                                  Year ended December 31,    June 30,
                                 -------------------------- ----------
                                   1996     1997     1998      1999
                                 -------- -------- -------- ----------
                                                            (Unaudited)
United States................... $ 86,604 $ 87,606 $108,803   $41,832
Europe..........................   16,842   30,372   43,939    25,791
Other foreign...................    8,339   26,956   55,880     9,017
                                 -------- -------- --------   -------
                                 $111,785 $144,934 $208,622   $76,640
                                 ======== ======== ========   =======
Major customers:
  U.S. government
   instrumentalities............ $ 36,905 $ 27,123 $ 36,477   $ 9,512
                                 ======== ======== ========   =======

   All longed-lived assets are generally located in the United States with the exception of property and equipment. Property and equipment is located in the following geographic areas (in thousands):

                                                      December 31,    June 30,
                                                     --------------- -----------
                                                      1997    1998      1999
                                                     ------- ------- -----------
                                                                     (Unaudited)
United States....................................... $10,588 $18,577   $19,314
Europe..............................................   9,947   8,198     7,875
                                                     ------- -------   -------
                                                     $20,535 $26,775   $27,189
                                                     ======= =======   =======

                               FLIR SYSTEMS, INC.

Note 16--AGEMA Acquisition

   Effective December 1, 1997, the Company acquired all of the outstanding shares of AGEMA Infrared Systems AB, a corporation organized under the laws of Sweden, AGEMA Infrared Systems Limited, a corporation organized under the laws of the United Kingdom, AGEMA Infrared Systems Ltd., a corporation organized under the laws of Canada and AGEMA Infrared Systems, Inc., a Delaware corporation ("AGEMA") in exchange for 4,162,000 shares of the Company's common stock with a value of $54,106,000. An additional $1,559,000 of direct acquisition costs were also incurred and included in the purchase price. AGEMA designs, manufactures and markets handheld infrared imaging systems for the commercial market. The results of AGEMA's operations have been combined with those of the Company since the date of acquisition.

   The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values as follows (in thousands):

                                                                   Balance at
                                                                December 1, 1997
                                                                ----------------
Current assets.................................................     $ 23,413
Property and equipment.........................................        3,590
Other long-term assets.........................................        1,599
In-process research and development............................       33,600
Intangibles....................................................        3,600
Excess of purchase price over net assets acquired..............       14,092
Current liabilities............................................      (20,153)
Long-term liabilities..........................................       (4,076)
                                                                    --------
                                                                    $ 55,665
                                                                    ========

   Included in current liabilities acquired was $2,000,000 of estimated costs to shut down certain identified AGEMA facilities. Such estimated costs included the cost to involuntarily terminate or relocate employees, sell or relocate certain assets, terminate operating leases and otherwise wind up operations (collectively "the shutdown") at certain facilities formerly operated by AGEMA. The shutdown was substantially completed prior to December 1, 1998. Actual costs to accomplish the shutdown exceeded the costs originally estimated by approximately $2,880,000. Excess shutdown costs were recorded as an adjustment to the purchase price of AGEMA and resulted in an increase in the excess of purchase price over net assets acquired. Total shutdown costs incurred are summarized as follows (in thousands):

Salaries and personnel related.......................................... $2,466
Plant shutdown costs....................................................  1,263
Relocation costs........................................................  1,151
                                                                         ------
                                                                         $4,880
                                                                         ======

   Intangible assets acquired and the excess of purchase price over net assets acquired are being amortized on a straight-line basis over 15 years. Related amortization expense aggregated $1,179,000 and $79,000 for 1998 and 1997, respectively, and $594,000 and $648,000 for the six months ended June 30, 1998 and 1999, respectively, and is included in selling and other operating costs.

                               FLIR SYSTEMS, INC.

   The consolidated, unaudited results of operations, on a pro forma basis, are presented as though the acquisition of AGEMA had occurred on January 1, 1996, excluding one-time charges for acquired in-process research and development, acquisition related costs and duplicative inventories (in thousands, except per share data).

                                                                 1997     1996
                                                               -------- --------
                                                                  (Unaudited)
Revenue....................................................... $187,988 $160,186
Net earnings.................................................. $  8,522 $  3,389
Earnings per share:
  Basic....................................................... $   1.08 $   0.46
  Diluted..................................................... $   1.00 $   0.44

   These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense of the excess of purchase price over net assets acquired and other intangible assets. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1996, or of future results of operations of the consolidated entities.

   For the purposes of this pro-forma presentation, amounts were translated at an average rate of 7.60 and 6.71 Swedish Kroner to the U.S. dollar for 1997 and 1996, respectively.

   In conjunction with the acquisition, during the quarter ended December 31, 1997, the Company recognized a one-time charge of $52,549,000. The write-off consisted of $36,450,000 of acquired in-process research and development and acquisition-related costs, which are included as a separate line in operating expense, and $16,099,000 of inventories due to the creation of duplicative product lines, which is included in cost of goods sold.

Note 17--Inframetrics Merger

   Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 19, 1999 by and among the Company, IRABU Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), Inframetrics, Inc., a Delaware corporation ("Inframetrics") and the stockholders of Inframetrics, Merger Sub was merged with and into Inframetrics effective as of March 30, 1999 (the "Effective Time").

   The shares of capital stock of Inframetrics outstanding immediately prior to the effective time were converted into and exchanged for a total of 2,107,552 shares of the Company's common stock (including 210,755 shares of the Company's common stock held in escrow to secure the indemnification obligations of the stockholders of Inframetrics until September 26, 1999). In addition, all employee stock options to purchase Inframetrics common stock that were outstanding immediately prior to the effective time were assumed by the Company. A total of 192,439 shares of the Company's common stock are issuable upon the exercise of the stock options assumed by the Company in the Merger.

   The transaction was accounted for as a pooling of interests and, therefore, financial statements for all periods presented have been restated to reflect combined operations and financial position for all such periods. Such restatements had no effect on previously reported separate results of operations or shareholders' equity.

                               FLIR SYSTEMS, INC.

   In conjunction with the merger, on March 31, 1999, the Company recognized a one-time charge of $24.3 million consisting of the following (in thousands):

Description:                                                            Amount
------------                                                            -------
Reserve for duplicative inventories.................................... $18,150
Transaction related costs..............................................   3,110
Cost to exit activities................................................   3,000
                                                                        -------
Total.................................................................. $24,260
                                                                        =======

   The inventory reserve relates to duplicative product lines created by the merger and is included in cost of goods sold. The Company intends to write-off and dispose of the related inventories throughout 1999. The transaction related costs consisted of investment advisor fees, legal and accounting fees and other direct transaction costs. Such costs are included in combination costs, a separate line item in operating expenses. The cost to exit activities amount relates to estimated shut down costs related to duplicative sales offices in the United Kingdom, Germany and France. The related accrual is recorded in accrued payroll and other liabilities on the balance sheet. Preliminary shutdown plans have been identified and activities related to the shutdown of these facilities has begun. It is expected that the shutdown of these facilitates will be completed by December 31, 1999. Such costs are also included in combination costs.

   The following reconciles revenue and net earnings (loss) previously reported to the restated information presented in the consolidated financial statements:

                                                       1996     1997      1998
                                                     -------- --------  --------
Revenue:
--------
  Previously reported............................... $ 66,017 $ 91,771  $153,932
  Inframetrics......................................   45,768   53,163    54,690
                                                     -------- --------  --------
  Restated.......................................... $111,785 $144,934  $208,622
                                                     ======== ========  ========
Net earnings (loss):
--------------------
  Previously reported............................... $  5,092 $(30,588) $ 16,254
  Inframetrics......................................    1,501    1,400       522
                                                     -------- --------  --------
  Restated.......................................... $  6,593 $(29,188) $ 16,776
                                                     ======== ========  ========

   Consolidated results of operations for the three months ended March 31, 1999 of the Company and Inframetrics on a stand-alone basis, excluding one time charges for duplicative inventories created as a result of overlapping product lines, reserve for shutdown of duplicate sales offices and other direct transaction costs are as follows (in thousands):

                                                            Three Months Ended
                                                              March 31, 1999
                                                           ---------------------
                                                               (unaudited)
                                                            FLIR    Inframetrics
                                                           -------  ------------
Revenue................................................... $20,788    $13,650
                                                           -------    -------
Net (loss) earnings....................................... $(2,764)   $   177
                                                           =======    =======
                                                            Three Months Ended
                                                              March 31, 1998
                                                           ---------------------
                                                               (unaudited)
                                                            FLIR    Inframetrics
                                                           -------  ------------
Revenue................................................... $27,699    $12,405
                                                           -------    -------
Net earnings (loss)....................................... $   290    $  (486)
                                                           =======    =======

                               FLIR SYSTEMS, INC.

Note 18--Subsequent Event

   On June 2, 1999, the Board of Directors approved a Shareholder Rights Plan which provides for the issuance of one right for each share of outstanding common stock. The rights will become exercisable only in the event that an acquiring party acquires beneficial ownership of 15% or more of the Company's outstanding common stock or announces a tender or exchange offer, the consummation of which would result in beneficial ownership by that party of 15% or more of the Company's outstanding common stock. Each right entitles the holder to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock with economic terms similar to that of one share of the Company's common stock at a purchase price of $65.00, subject to adjustment. The Company will generally be entitled to redeem the rights at $0.01 per right at any time on or prior to the tenth day after an acquiring person has acquired beneficial ownership of 15% or more of the Company's common stock. If an acquiring person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock and the Company does not redeem or exchange the rights, each right not beneficially owned by the acquiring person or group will entitle its holder to purchase, at the rights' then current exercise price, that number of shares of common stock having a value equal to two times the exercise price. The rights expire on June 2, 2009 if not previously redeemed, exchanged or exercised.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,107,552 Shares

                              [FLIR SYSTEMS LOGO]

                                 Common Stock

                                 ------------
                                  PROSPECTUS
                                 ------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses expected to be incurred by the Registrant in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC registration fee.

      SEC Registration Fee............................................ $  8,643
      Printing Expenses...............................................   50,000
      Accounting Fees and Expenses....................................   50,000
      Legal Fees and Expenses.........................................   75,000
      Transfer Agent and Registrar Fees...............................    5,000
      Miscellaneous Expenses..........................................   15,000
                                                                       --------
        Total......................................................... $203,643
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   As an Oregon corporation, we are subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of our Second Restated Articles of Incorporation (the "Restated Articles") eliminates the liability of our directors to us or our shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

   Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Article IV of the Restated Articles requires us to indemnify our directors and officers to the fullest extent not prohibited by law.

   The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

   We also have entered into indemnity agreements with each of our executive officers and each member of our Board of Directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

Item 15. Recent Sale of Unregistered Securities.

   During the last three years, we sold or issued the following securities that were not registered under the Securities Act:

   (a) On December 1, 1997, we issued 4,162,000 shares of Common Stock to the shareholders of AGEMA Infrared Systems AB in exchange for all of the outstanding capital stock of AGEMA pursuant to the terms of a Combination Agreement among FLIR, Spectra-Physics AB, Spectra-Physics Holdings S.A., Spectra-Physics Holding GmbH, Spectra-Physics Holdings PLC and Pharos Holdings, Inc. This transaction was effected in reliance upon the exemption from registration under the Securities Act provided under Section 4(2) of the Securities Act.

   (b) On March 30, 1999, we issued 2,107,552 shares of Common Stock to the shareholders of Inframetrics, Inc. in exchange for all of the outstanding capital stock of Inframetrics pursuant to the terms of an Agreement and Plan of Merger among FLIR, Inframetrics, the shareholders of Inframetrics and Irabu Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of FLIR. This transaction was effected in reliance upon the exemption from registration under the Securities Act provided by Regulation D under the Securities Act. In addition to the shares of Common Stock issued to those shareholders, all options to purchase Inframetrics common stock that were outstanding immediately prior to the merger were assumed by us. A total of 192,439 shares of Common Stock are issuable upon the exercise of the Inframetrics stock options we assumed. These shares have been registered with the SEC pursuant to a Registration Statement on Form S-8.

   (c) We sold securities upon the exercise of certain stock options granted under our 1984 Stock Incentive plan. An aggregate of 94,087 shares of Common Stock were issued at exercise prices ranging from $1.63 to $5.23. These transactions were effected in reliance upon the exemption from registration under the Securities Act provided by Rule 701 promulgated by the SEC pursuant to authority granted under Section 3(b) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 No.  Description
 ---  -----------
  2.1 Merger Agreement dated as of March 19, 1999 by and among FLIR Systems,
      Inc., Inframetrics, Inc., Irabu Acquisition Corporation and the
      Shareholders of Inframetrics, Inc. (incorporated by reference to Current
      Report on Form 8-K filed on April 14, 1999)
  3.1 Second Restated Articles of Incorporation of the FLIR Systems, Inc.
      (incorporated by reference to Exhibit 3.1 to Registration Statement on
      Form S-1 (File No. 33-62582))
  3.2 First Amendment to Second Restated Articles of Incorporation of FLIR
      Systems, Inc. (incorporated by reference to Exhibit 1.1 to Registration
      Statement on Form 8-A filed on June 11, 1999)
  3.3 First Restated Bylaws of the FLIR Systems, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File No.
      33-62582))
  4.1 Rights Agreement dated as of June 2, 1999 (incorporated by reference to
      Exhibit 1.1 to the Registration Statement on Form 8-A filed on June 11,
      1999)
  5.1 Opinion of Ater Wynne LLP as to the legality of the securities being registered.**
 10.1 Form of Indemnity Agreement between the FLIR Systems, Inc. and each member of its Board of Directors (incorporated by reference to Exhibit
      10.1 to Registration Statement on Form S-1 (File No. 33-62582))
 10.2 1984 Incentive Stock Option Plan and Amendments (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 (File No.
      33-62582))
 10.3 1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to
      Registration Statement on Form S-1 (File No. 33-62582))
 10.4 1993 Stock Option Plan for Non-employee Directors (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1 (File No.
      33-62582))

 No.   Description
 ---   -----------
 10.5  Lease Dated February 11, 1985, as amended, by and among the FLIR
       Systems, Inc. and Pacific Realty Association, L.P. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 (File
       No. 33-62582))
 10.6  Business Loan Agreement with Bank of America NT & SA (incorporated by reference to Annual Report on Form 10-K for the year ended December 31,
       1998)
 10.7  Amendment No. 1 to Business Loan Agreement with Bank of America NT & SA
       (incorporated by reference to Annual Report on Form 10-K for the year ended December 31, 1998)
 10.8  Combination Agreement, Dated October 6, 1997, Among FLIR Systems, Inc.,
       Spectra-Physics AB, Spectra-Physics Holding S.A., Spectra-Physics
       Holdings GmbH, Spectra-Physics Holdings PLC, and Pharos Holdings, Inc.
       (incorporated by reference to Exhibit 2.0 to Current Report on Form 8-K filed on October 24, 1997)
 10.9  Form of Executive Employment Agreement dated as of May 5, 1997 (Robert
       P. Daltry and J. Kenneth Stringer III) (incorporated by reference to
       Exhibit 10.1 to Current Report on Form 8-K filed on October 24, 1997)
 10.10 Form of Executive Employment Agreement dated as of May 5, 1997 (James A.
       Fitzhenry, J. Mark Samper, William N. Martin and Steven R. Palmquist)
       (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on October 24, 1997)
 10.11 Form of Agreement amending Executive Employment Agreement dated as of
       December 1, 1997 for Robert P. Daltry, J. Kenneth Stringer III, James A.
       Fitzhenry, J. Mark Samper, William N. Martin and Steven R. Palmquist
       (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 15, 1997)
 10.12 Form of Agreement Amending Executive Employment Agreement dated as of
       January 20, 1999 amending Executive Employment Agreement of Robert P.
       Daltry, J. Kenneth Stringer III, James A. Fitzhenry, J. Mark Samper,
       William N. Martin, Arne Almorfors and David Smith (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed on
       August 16, 1999)
 10.13 Registration Rights Agreement dated as of December 1, 1997 by and among
       FLIR Systems, Inc., Spectra-Physics AB, Spectra-Physics Holdings PLC and
       Pharos Holdings (incorporated by reference to Exhibit 10.2 to Current
       Report on Form 8-K filed on December 15, 1997)
 10.14 Contract for the Supply of Uncooled Imaging Modules, dated January 15,
       1997* (incorporated by reference to Exhibit 10.1 to Form 10-QA filed May
       28, 1998)
 10.15 Contract for the Supply of Uncooled Imaging Modules, dated March 4,
       1998* (incorporated by reference to Exhibit 10.1 to Form 10-QA filed May
       28, 1998)
 10.16 Shareholders Agreement dated as of March 19, 1999 by and among FLIR,
       Inframetrics and the shareholders of Inframetrics (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April
       14, 1999)
 10.17 Amendment to Inframetrics, Inc. Shareholders Agreement dated as of
       October 27, 1999 by and among FLIR, Inframetrics and the former shareholders of Inframetrics.
 10.18 FLIR Systems, Inc. 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated April 30,
       1999)
 21.0  Subsidiaries of FLIR Systems, Inc.
 23.1  Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit
       5.1)**
 23.2  Consent of PricewaterhouseCoopers LLP
 23.3  Consent of Ernst & Young LLP
 24.1  Powers of Attorney (included at page II-5)
 99.0  Report of Ernst & Young LLP

--------
* Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under 17 C.F.R. (S) 240.24b-2.
**  To be filed by amendment.

   (b) Financial Statement Schedule.

     Schedule II--Valuation and Qualifying Accounts

     Report of Independent Accountants on Financial Statement Schedule

Item 17. Undertakings.

   We hereby undertake that, for the purpose of determining any liability under the Securities Act each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on November 9, 1999.

                                          FLIR SYSTEMS, INC.

                                              /s/ J. Kenneth Stringer III
                                          By:  ________________________________
                                              J. Kenneth Stringer III
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Daltry and J. Kenneth Stringer III and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all further amendments to said Registration Statement (including post-effective amendments and new registration statements pursuant to Rule 462 or otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Witness our hands on the date set forth below. Pursuant to the requirements of the Securities Act, this Registration Statement has been duly signed by the following persons in the capacities indicated on November 9, 1999.

      Signature                           Title

/s/ Robert P. Daltry        Chairman of the Board
-------------------------
Robert P. Daltry

/s/ J. Kenneth Stringer III Director, President and Chief Executive Officer
-------------------------   (Principal Executive Officer)
J. Kenneth Stringer III

/s/ J. Mark Samper          Vice President Finance and Chief Financial Officer
-------------------------   (Principal Financial and Accounting Officer)
J. Mark Samper

/s/ John C. Hart            Director
-------------------------
John C. Hart

                            Director
-------------------------
Earl R. Lewis

/s/ W. Allen Reed           Director
-------------------------
W. Allen Reed

/s/ Ronald L. Turner        Director
-------------------------
Ronald L. Turner

                               FLIR SYSTEMS, INC.

                 Schedule II--Valuation and Qualifying Accounts

Column A                    Column B        Column C         Column D  Column E
-------------------------- ---------- --------------------- ---------- --------
                           Balance at            Charged to            Balance
                           Beginning  Changes to   Other    Write-off   at the
                             of the    Cost and   Account     Net of    End of
                              Year     Expenses  (Describe) Recoveries the Year
                           ---------- ---------- ---------- ---------- --------
Year ended December 31,
 1998
 Allow. For Doubtful
  Accts...................   2,639         417        0         160     3,216
 Allow. For Deferred Tax
  Assets..................   6,889      (2,731)       0           0     4,158
Year ended December 31,
 1997
 Allow. For Doubtful
  Accts...................   1,744       1,059        0        (164)    2,639
 Allow. For Deferred Tax
  Assets..................   2,783       4,106        0           0     6,889
Year ended December 31,
 1996
 Allow. For Doubtful
  Accts...................     842       1,320        0        (418)    1,744
 Allow. For Deferred Tax
  Assets..................   4,002      (1,219)       0           0     2,783

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of FLIR Systems, Inc.:

   Our audits of the consolidated financial statements referred to in our report dated April 15, 1999, except as to Note 18, which is as of June 2, 1999, appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. We did not audit the financial statement schedule of Inframetrics, Inc., a wholly-owned subsidiary. That schedule was audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Inframetrics, Inc., is based solely on the report of the other auditors. In our opinion, based on our audit and the report of the other auditors, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Portland, Oregon
April 15, 1999

                                 EXHIBIT INDEX

 No.   Description
 ---   -----------
  2.1  Merger Agreement dated as of March 19, 1999 by and among FLIR Systems,
       Inc., Inframetrics, Inc., Irabu Acquisition Corporation and the
       Shareholders of Inframetrics, Inc. (incorporated by reference to Current
       Report on Form 8-K filed on April 14, 1999)
  3.1  Second Restated Articles of Incorporation of the FLIR Systems, Inc.
       (incorporated by reference to Exhibit 3.1 to Registration Statement on
       Form S-1 (File No. 33-62582))
  3.2  First Amendment to Second Restated Articles of Incorporation of FLIR
       Systems, Inc. (incorporated by reference to Exhibit 1.1 to Registration
       Statement on Form 8-A filed on June 11, 1999)
  3.3  First Restated Bylaws of the FLIR Systems, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 (File No.
       33-62582))
  4.1  Rights Agreement dated as of June 2, 1999 (incorporated by reference to
       Exhibit 1.1 to the Registration Statement on Form 8-A filed on June 11,
       1999)
  5.1  Opinion of Ater Wynne LLP as to the legality of the securities being registered.**
 10.1  Form of Indemnity Agreement between the FLIR Systems, Inc. and each member of its Board of Directors (incorporated by reference to Exhibit
       10.1 to Registration Statement on Form S-1 (File No. 33-62582))
 10.2  1984 Incentive Stock Option Plan and Amendments (incorporated by reference to Exhibit 10.2 to Registration Statement on Form S-1 (File
       No. 33-62582))
 10.3  1992 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to
       Registration Statement on Form S-1 (File No. 33-62582))
 10.4  1993 Stock Option Plan for Non-employee Directors (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-1 (File
       No. 33-62582))
 10.5  Lease Dated February 11, 1985, as amended, by and among the FLIR
       Systems, Inc. and Pacific Realty Association, L.P. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-1 (File
       No. 33-62582))
 10.6  Business Loan Agreement with Bank of America NT & SA (incorporated by reference to Annual Report on Form 10-K for the year ended December 31,
       1998)
 10.7  Amendment No. 1 to Business Loan Agreement with Bank of America NT & SA
       (incorporated by reference to Annual Report on Form 10-K for the year ended December 31, 1998)
 10.8  Combination Agreement, Dated October 6, 1997, Among FLIR Systems, Inc.,
       Spectra-Physics AB, Spectra-Physics Holding S.A., Spectra-Physics
       Holdings GmbH, Spectra-Physics Holdings PLC, and Pharos Holdings, Inc.
       (incorporated by reference to Exhibit 2.0 to Current Report on Form 8-K filed on October 24, 1997)
 10.9  Form of Executive Employment Agreement dated as of May 5, 1997 (Robert
       P. Daltry and J. Kenneth Stringer III) (incorporated by reference to
       Exhibit 10.1 to Current Report on Form 8-K filed on October 24, 1997)
 10.10 Form of Executive Employment Agreement dated as of May 5, 1997 (James A.
       Fitzhenry, J. Mark Samper, William N. Martin and Steven R. Palmquist)
       (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on October 24, 1997)
 10.11 Form of Agreement amending Executive Employment Agreement dated as of
       December 1, 1997 for Robert P. Daltry, J. Kenneth Stringer III, James A.
       Fitzhenry, J. Mark Samper, William N. Martin and Steven R. Palmquist
       (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on December 15, 1997)

 No.   Description
 ---   -----------
 10.12 Form of Agreement Amending Executive Employment Agreement dated as of
       January 20, 1999 amending Executive Employment Agreement of Robert P.
       Daltry, J. Kenneth Stringer III, James A. Fitzhenry, J. Mark Samper,
       William N. Martin, Arne Almorfors and David Smith (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed on
       August 16, 1999)
 10.13 Registration Rights Agreement dated as of December 1, 1997 by and among
       FLIR Systems, Inc., Spectra-Physics AB, Spectra-Physics Holdings PLC and
       Pharos Holdings (incorporated by reference to Exhibit 10.2 to Current
       Report on Form 8-K filed on December 15, 1997)
 10.14 Contract for the Supply of Uncooled Imaging Modules, dated January 15,
       1997* (incorporated by reference to Exhibit 10.1 to Form 10-QA filed May
       28, 1998)
 10.15 Contract for the Supply of Uncooled Imaging Modules, dated March 4,
       1998* (incorporated by reference to Exhibit 10.1 to Form 10-QA filed May
       28, 1998)
 10.16 Shareholders Agreement dated as of March 19, 1999 by and among FLIR,
       Inframetrics and the shareholders of Inframetrics (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April
       14, 1999)
 10.17 Amendment to Inframetrics, Inc. Shareholders Agreement dated as of
       October 27, 1999 by and among FLIR, Inframetrics and the former shareholders of Inframetrics.
 10.18 FLIR Systems, Inc. 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated April 30,
       1999)
 21.0  Subsidiaries of FLIR Systems, Inc.
 23.1  Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit
       5.1)**
 23.2  Consent of PricewaterhouseCoopers LLP
 23.3  Consent of Ernst & Young LLP
 24.1  Powers of Attorney (included at page II-5)
 99.0  Report of Ernst & Young LLP

--------
* Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under 17 C.F.R. (S) 240.24b-2.
**  To be filed by amendment.